Exhibit 4.2

EXECUTION VERSION

PENNSYLVANIA ECONOMIC DEVELOPMENT FINANCING AUTHORITY

AND

CONSOL ENERGY INC.

LOAN AGREEMENT

Dated as of April 1, 2021

Relating to

Up To $75,000,000

Pennsylvania Economic Development Financing Authority

Solid Waste Disposal Revenue Bonds, Series 2021A

(CONSOL Energy Inc. Project)

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EXHIBIT A	Description of Project
EXHIBIT B	Definitions Relating to “Change of Control”
EXHIBIT C	Exceptions to Company Representations and Warranties
EXHIBIT D	Nondiscrimination/Sexual Harassment Clause
EXHIBIT E	Right-to-Know-Provisions

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LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) dated as of April 1, 2021, between the PENNSYLVANIA ECONOMIC DEVELOPMENT FINANCING AUTHORITY (the “Authority”), a public instrumentality of the Commonwealth of Pennsylvania (the “Commonwealth”) and a public body corporate and politic, organized and existing under the Pennsylvania Economic Development Financing Law, as amended (herein defined as the “Act”), and CONSOL ENERGY INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Authority is authorized under the Pennsylvania Economic Development Financing Law, Act of August 23, 1967, P.L. 251, as amended (the “Act”) to enter into agreements providing for the acquisition, construction and financing of industrial and commercial development projects for the public purposes of alleviating unemployment, maintaining employment at a high level, eliminating or reducing air and water pollution and creating and developing business opportunities by the construction, improvement, rehabilitation, revitalization and financing and refinancing of industrial, commercial, manufacturing and research and development enterprises, including solid waste disposal and recycling facilities; and

WHEREAS, in order to further the purposes of the Act, the Authority has determined to issue its Solid Waste Disposal Revenue Bonds, Series 2021A (CONSOL Energy Inc. Project) (the “Bonds”), in one or more subseries, and in an aggregate principal amount of up to $75,000,000, pursuant to an Indenture, dated as of the date hereof (the “Indenture”), between the Authority and Wilmington Trust, N.A., a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”), and to use the proceeds thereof to make a loan to Company; and

WHEREAS, the Company will use the proceeds of the Bonds to finance the costs of acquiring, constructing, improving, installing or equipping certain solid waste disposal facilities, including but not limited to refuse preparation, handling, collection, conveyance and processing systems, impoundment areas and such other assets, equipment and improvements related thereto, located at the Bailey Preparation Plant, 332 Enon Church Road, West Finley, Pennsylvania, 15377 (the “Facilities”), as more particularly described in Exhibit A attached hereto (collectively, the “Project”), and to pay costs of issuance in connection with the Bonds; and

WHEREAS, the Authority proposes to loan the proceeds of the sale of the Bonds to the Company pursuant to this Loan Agreement, and the Company agrees to repay such loan on the terms and conditions hereinafter set forth; and

WHEREAS, pursuant to this Agreement, the Company is required to make loan payments sufficient to pay when due the principal (or redemption price) of and interest on the Bonds, the purchase price of Bonds tendered for purchase and related fees and expenses; and

WHEREAS, the subsidiaries of the Company (the “Subsidiary Guarantors”) listed on the signature pages of the Guaranty Agreement (the “Guaranty”), dated as of even date herewith, pursuant to which such Subsidiary Guarantors will irrevocably, fully and unconditionally guaranty the performance and payment when due of all of the obligations of the Company under this Agreement in order to further secure the Bonds, as primary obligors and not merely as sureties; and

WHEREAS, the Company’s obligations under this Agreement will be secured by a lien on substantially all of the assets of the Company and the Subsidiary Guarantors, which lien will be shared on a pari passu basis with the Company’s second lien notes and other future parity lien debt and subordinate to the lien on such assets for the benefit of the Company’s senior lien obligations to the extent of the value of such collateral, pursuant to the terms of the Intercreditor Agreement (as defined below). The Company and the Subsidiary Guarantors entered into a Collateral Trust Agreement (as defined below), which provides for the joinder of representatives with respect to future parity lien obligations, and the Trustee will execute and deliver a Collateral Trust Joinder (as defined below) on the date of the issuance of the Bonds in order to become a party to the Collateral Trust Agreement; and

WHEREAS, pursuant to the Indenture, the Authority will assign to the Trustee its right to receive payments hereunder and certain other rights (excluding Unassigned Authority Rights);

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Authority and the Company, intending to be legally bound hereto, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms. Unless the context otherwise requires, the terms used but not defined in this Agreement shall have the meanings specified in the Indenture, the Guaranty or the Company Indenture (as defined herein), as originally executed or as it may from time to time be supplemented or amended as provided therein.

Section 1.2 Definitions. Terms defined in the recitations to this Agreement shall have the meanings set forth therein. In addition, the following terms shall have the meanings as set forth below.

“Affiliated Company Loan Agreement” means the revolving credit facility entered into on November 28, 2017 by the Company and/or one or more Subsidiary Guarantors, as lender, and CNXC, as borrower.

“Applicable Laws” shall mean all federal, Commonwealth and local laws, ordinances, approvals, rules, regulations and requirements applicable thereto including, but not limited to, the Act, the Tax Exemption Law, relevant construction codes including construction codes governing access for people with disabilities, and such zoning, sanitary, pollution and other environmental safety ordinances, laws and such rules and regulations thereunder, including all applicable Environmental Laws, applicable federal and Commonwealth labor standards and all applicable laws or regulations with respect to the payment of prevailing wages.

“Bond Documents” means the Financing Documents and the Security Documents.

“Bond Payment Date” shall have the meaning set forth in Section 4.2.

“Change of Control” means the occurrence of any of the following (with capitalized terms used herein having the meaning set forth in Exhibit B hereto):

(1) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company; or

(3) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company (including Equity Interests of Restricted Subsidiaries of the Company) and its Subsidiaries taken as a whole to any Person other than a Restricted Subsidiary of the Company.

“Change of Control Payments” means the purchase price payments required to be made by the Company pursuant to Section 4.2(c) of this Agreement.

“Collateral” means all assets and property of the Company or a Grantor (as defined in the Company Indenture), whether real, personal or mixed, wherever located and whether now owned or at any time acquired after the date of the Company Indenture by the Company or a Grantor as to which a Lien (as defined in the Guaranty) has been granted under the Security Documents to secure (or to purportedly secure) any or all of the Parity Lien Obligations (as defined in the Guaranty).

“Collateral Trust Agreement” means the Collateral Trust Agreement dated as of November 28, 2017 among the Company, the grantors and guarantors from time to time party thereto, and the Collateral Trustee.

“Collateral Trust Joinder” means the Collateral Trust Joinder – Additional Debt, dated as of each Issuance Date (as defined in the Indenture), among the Company, the Trustee, and the Collateral Trustee, delivered pursuant to the Collateral Trust Agreement.

“Collateral Trustee” means UMB Bank, N.A, a national banking association.

“Company Documents” shall mean this Agreement, and any of the Financing Documents to which the Company is a party or by which it is bound and each amendment thereof.

“Company Indenture” means the Indenture dated as of November 13, 2017, among CONSOL Energy Inc. (formerly known as CONSOL Mining Corporation), a Delaware corporation, the Subsidiary Guarantors that become party thereto as described therein and the Collateral Trustee, and any amendment, continuation or replacement thereof.

“Company Notes” shall mean the Company’s 11.0% Senior Secured Second Lien Notes due 2025 issued under the Company Indenture.

“Credit Instrument” shall have the meaning given to such term in Section 5.11 hereof.

“Environmental Laws” shall mean and include all federal, state and local statutes, acts, laws, ordinances, rules and regulations intended to protect or affect the environment, all as amended from time to time, and shall specifically include, but not be limited to, the following: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Federal Water Pollution Control Act, 33 U.S.C. 125 1, et seq., the Pennsylvania Clean Streams Law, 35 Pa. Stat. 691.1, et seq., the Pennsylvania Solid Waste Management Act, 35 Pa. Stat. 6018.101 et seq, the Pennsylvania Municipal Waste Planning, Recycling and Waste Reduction Act, 53 Pa. Stat. 4000.101, and the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., together with all opinions, orders, judgments and directives issued or promulgated pursuant to or in connection with any of the foregoing by the Pennsylvania Department of Environmental Protection, the United States Environmental Protection Agency, any subdivision thereof or any other governmental agency, court or entity having jurisdiction.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Financing Documents” shall mean the Indenture, this Agreement, the Remarketing Agreement, the Reimbursement Agreement, if any, the Tax Agreement and each amendment thereof, and any other document or instrument to which the Authority or the Company is a party or by which either of them is bound and that is executed and delivered in connection with the Bonds.

“Hazardous Materials” shall mean all materials regulated as and identified as hazardous substances, hazardous wastes, toxic substances, toxic wastes, pollutants and toxic pollutants in any Environmental Law.

“Indebtedness” shall have the meaning set forth in the Guaranty.

“Indemnified Party” or “Indemnified Parties” shall mean, individually or collectively, the Authority, the Trustee, the Tender Agent, the Remarketing Agent and the Paying Agent and their respective members, officers, directors, employees, agents and attorneys.

“Intercreditor Agreement” means, that certain Intercreditor Agreement, dated as of November 28, 2017, among the Company, the other grantors from time to time party thereto, the Collateral Trustee, on behalf of itself and the holders of Parity Lien Obligations, the Priority Lien Collateral Agent, and the other parties from time to time party thereto, as it may be amended, restated, supplemented or otherwise modified or replaced from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to perform its obligations under the Financing Documents and/or (iii) the ability of the Company to operate the Project as contemplated by Exhibit A hereto.

“Official Intent Date” shall mean July 9, 2020, being the date upon which the Authority first adopted resolutions setting forth its intent to issue the Bonds in order to finance costs of the Project.

“Priority Lien Secured Parties” shall have the meaning set forth in the Intercreditor Agreement.

“Refinance” means, with respect to any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including successively. “Refinanced” and “Refinancing” shall have correlative meanings.

“Security Documents” means the Collateral Trust Agreement, each Collateral Trust Joinder and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by the Company or any Subsidiary Guarantor creating (or purporting to create) a Parity Lien (as defined in the Guaranty) upon Collateral in favor of the Collateral Trustee, for the benefit of any of the Priority Lien Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with their terms and the provisions of the Collateral Trust Agreement.

“Senior Credit Facility” shall mean the Credit Agreement, dated as of November 28, 2017, as amended, restated, amended and restated, supplemented or otherwise modified from time to time, by and among the Company as borrower, the guarantors party thereto, the lenders and agents party thereto.

“Subsidiary” shall have the meaning set forth in Exhibit B hereto.

“U.S. Legal Tender” means any such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

Section 1.3 Number and Gender. The singular form of any word used herein, including the terms defined in the Indenture, shall include the plural, and vice versa. The use herein of a word of any gender shall include all genders.

Section 1.4 Articles, Sections, Etc. Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivisions of this Agreement as amended from time to time. The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole. The headings or titles of the several articles and sections, and the table of contents appended to copies hereof, shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

Section 1.5 References to Bonds/Holders/Bondholders and Owners. While Bonds bear interest in different Interest Rate Periods or are otherwise designated as separate subseries, the terms “Bonds,” “Holders,” “Bondholders,” and “Owners” shall mean only the Bonds, Holders, Bondholders and Owners of the applicable subseries of Bonds bearing interest in such Interest Rate Period or that have been otherwise designated as separate subseries, as the context may require; provided, however, that this Section shall not apply to any determination of whether the Holders of the requisite aggregate principal amount of Bonds have concurred in any demand, request, direction, consent or waiver under this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE AUTHORITY AND THE COMPANY

Section 2.1 Representations and Warranties of the Authority. The Authority makes the following representations and warranties as the basis for its undertakings herein contained:

(a) The Authority is a public body corporate and politic organized and existing in the Commonwealth pursuant to the laws of the Commonwealth including the Act, having those powers enumerated under the Act. Based upon representations of the Company, the Project constitutes a “project” within the meaning of the Act. Under the provisions of the Act, the Authority has the power to enter into the transactions contemplated by this Agreement and the Indenture and to carry out its obligations hereunder. By proper action, the Authority has duly authorized the issuance of the Bonds and the application of the proceeds thereof to the financing of the Project and the execution, delivery and performance of its obligations under this Agreement and the Indenture.

(b) All requirements have been met and procedures have occurred in order to authorize the execution and delivery of this Agreement. The Authority has taken all necessary action and has complied with all provisions of the law required to make this Agreement a valid and binding limited obligation of the Authority, except to the extent limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, by the application of equitable principles regardless of whether enforcement is sought in a proceeding at law or in equity, or by public policy.

(c) The Bonds have been duly authorized, executed and delivered by the Authority. Nothing in this Agreement shall be construed as requiring the Authority to provide any financing for the Project other than the proceeds of the Bonds.

(d) To the best knowledge of the Authority, there is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency or public board or body pending or threatened against the Authority which (i) affects or seeks to prohibit, restrain or enjoin the issuance, execution or delivery of the Bonds, the origination of the loan or the lending of the proceeds of the Bonds to the Company, or the execution and delivery of this Agreement, (ii) affects or questions the validity or enforceability of the Bonds or this Agreement or (iii) questions the tax-exempt status of interest on the Bonds.

Section 2.2 Representations and Warranties of the Company. The Company represents and warrants to the Authority that, as of the date of execution of this Agreement and as of the date of delivery of the Bonds to the Underwriters (such representations and warranties to remain operative and in full force and effect regardless of the issuance of the Bonds or any investigations by or on behalf of the Authority or the results thereof):

(a) The Company has full legal right, power and authority under the laws of the United States and the Commonwealth (i) to enter into the Company Documents, (ii) to agree to be bound by the terms of the Indenture, (iii) to perform its obligations hereunder and thereunder, and (iv) to consummate the transactions contemplated by the Company Documents and the Indenture.

(b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power to enter into this Agreement and to perform its obligations hereunder, and by proper corporate action has duly authorized the execution and delivery of this Agreement and performance of its obligations hereunder.

(c) This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting the rights of creditors generally and by judicial discretion in the exercise of equitable remedies. Upon the execution and delivery hereof and thereof, each of the other Company Documents will constitute a valid and binding obligation of the Company, enforceable in accordance with its respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting creditors’ rights generally and by judicial discretion in the exercise of equitable remedies.

(d) The execution and delivery of this Agreement and the other Company Documents, instruments and certificates relating thereto and the performance of its obligations hereunder do not and will not conflict with, or constitute a breach or result in a violation of, its certificate of incorporation or bylaws, or any material agreement or other material instrument to which it is a party or by which it is bound or any constitutional or statutory provision or order, rule, regulation, decree or ordinance of any court, government or governmental authority having jurisdiction over it or its property, the violation of any of which would have a Material Adverse Effect upon the Company’s ability to perform its obligations hereunder.

(e) Neither the Company nor any of its businesses or properties, nor any relationship between the Company or any other person, nor any circumstances in connection with the execution, delivery and performance by the Company of the Company Documents or the offer, issue, sale or delivery by the Authority of the Bonds, is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Company other than those already obtained.

(f) The Company has not been served with, and there is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency or public board or body pending or, to the knowledge of the Company, threatened against the Company which (i) affects or seeks to prohibit, restrain or enjoin the issuance, sale or delivery of the Bonds or the lending of the proceeds of the Bonds to the Company or the execution and delivery of the Company Documents, (ii) affects or questions the validity or enforceability of the Company Documents, (iii) questions the power or authority of the Company to carry out the transactions contemplated by, or to perform its obligations under the Company Documents or the powers of the Company to own the Facilities, or (iv) other than as disclosed in the Company’s filings with the Securities and Exchange Commission and as set forth on Exhibit C, would or could reasonably be expected to have a Material Adverse Effect.

(g) Except for the matters disclosed in the Limited Offering Memorandum with respect to the Bonds dated March 31, 2021 or in the Guarantor’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission, and as set forth in Exhibit C hereto there are no pending or, to the best of its knowledge, threatened actions, suits, proceedings or investigations of a legal, equitable, regulatory, administrative or legislative nature, which could reasonably be expected to have a Material Adverse Effect.

(h) Any certificate signed by the Company or an Authorized Representative of the Company and delivered pursuant to the Company Documents or the Indenture shall be deemed a representation and warranty by the Company to the Authority and the Trustee of the statements made therein.

(i) Except as set forth in Exhibit C hereto, the present operation of the Facilities and the Project and the operation as presently contemplated and as described in Exhibit A does not and will not conflict with any current federal, Commonwealth or local building, zoning, health, safety, water, air pollution, environmental or other ordinances, orders, laws or regulations applicable thereto in a manner that could reasonably be expected to have a Material Adverse Effect.

(j) The Costs of the Project are as set forth in the Tax Agreement and have been determined in accordance with sound engineering/construction and accounting principles.

(k) All of the information provided and representations made by the Company in the Tax Agreement are and will be true and correct as of the date thereof.

(l) The Project consists and will consist of those facilities described in Exhibit A hereto and the Company shall not make, or permit to be made, any changes to the Project or to the operation thereof that would adversely affect the qualification of the Project under the Act or impair the exemption from federal income taxation of the interest on the Bonds. In particular, the Company shall comply, with all requirements set forth in the Tax Agreement.

(m) To the Company’s knowledge, no director, member, officer or other official of the Authority has any financial interest in the Company or the Project.

(n) The Company is current with all reports and documents required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

(o) All certificates, approvals, permits and authorizations with respect to the construction of the Project of applicable local governmental agencies, the Commonwealth and the federal government have been obtained, or if not yet obtained, are expected to be obtained in due course.

(p) No event has occurred and no condition exists which would constitute an Event of Default or Loan Default Event or which, with the passing of time or with the giving of notice or both, would become such an Event of Default or Loan Default Event.

(q) No Person is entitled to receive from the Company or any other Person any brokerage commission, finder’s fee, or similar fee or payment in connection with the consummation of the transactions contemplated by the Company Documents and the Indenture.

(r) The Project is located within the Commonwealth.

(s) The Company has no present intention of disposing of or abandoning any Facilities nor of directing any Facilities to a use other than the purposes represented to the Authority.

(t) The Company acknowledges, represents and warrants that it understands the nature and structure of the transactions relating to the financing of the Project; that it is familiar with the provisions of all of the documents and instruments relating to such financing to which the Company is a party or of which it is a beneficiary, including the Indenture; that it understands the risks inherent in such transactions; and that it has not relied on the Authority for any guidance or expertise in analyzing the financial or other consequences of the transactions contemplated by this Agreement or the Indenture or otherwise relied on the Authority for any advice.

(u) The Company is not a disqualified contractor (a “Disqualified Contractor”), for purposes of the Commonwealth of Pennsylvania, Governor’s Office, Management Directive 215.9, titled “Contractor Responsibility Program.”

(v) The Project constitutes a “project” for the purpose of the Act, and will promote the public purposes of the Act and the health, safety and general welfare of the people of the Commonwealth. The Company will operate the Facilities in accordance with the provisions of the Act.

ARTICLE III

ISSUANCE OF THE BONDS; APPLICATION OF PROCEEDS

Section 3.1 Agreement to Issue Bonds; Application of Bond Proceeds.

(a) To provide funds to finance costs of the Project, the Authority agrees that it will issue under and subject to the terms of the Indenture, sell and cause to be delivered to the purchasers thereof, the Series 2021A Bonds and any Additional Bonds issued and delivered from time to time as set forth in Section 2.13 of the Indenture. The Authority will thereupon apply the proceeds received from the sale of the Bonds as provided in this Agreement and in the Indenture.

(b) The Company agrees that it will acquire, construct, improve, install and equip, or complete the acquisition, construction, improvement, installation and equipping of, the Project, substantially in accordance with the description of the Project set forth in Exhibit A, it being understood that the approval of the Authority shall not be required for changes in such description which do not substantially alter the purpose and description of the Project as set forth in Exhibit A hereto. The Company further agrees to proceed with due diligence to complete the

Project within three years from the date of issuance of the Bonds. The Company shall not make, or permit to be made, any changes to the Project or to the operation thereof which would adversely affect the qualification of the Project under the Act or impair the exemption from federal income taxation of the interest on the Bonds. In particular, the Company agrees to comply, with all requirements set forth in the Tax Agreement.

(c) In the event that the Company desires to alter or change the Project, and such alteration or change substantially alters the purpose and description of the Project as described in Exhibit A hereto, the Company shall be required to deliver to the Authority:

(i) a certificate of an Authorized Representative of the Company describing in detail the proposed changes and stating that they will not have the effect of disqualifying the Project as solid waste disposal facilities that may be financed pursuant to the Act or Section 142(a)(6) of the Code;

(ii) a copy of the proposed form of amended or supplemented Exhibit A hereto; and

(iii) an Approving Opinion addressed to the Authority and the Trustee relating to such proposed changes.

Section 3.2 Disbursements from the Project Fund; Disbursements from the Costs of Issuance Fund.

(a) The Company will authorize and direct the Trustee, upon compliance with Section 3.3 of the Indenture, to disburse the moneys in the Project Fund only for the following purposes (and not for Costs of Issuance), subject to the provisions of Section 3.3 hereof:

(i) Payment to the Company of such amounts, if any, as shall be necessary to reimburse the Company or an affiliate of the Company in full for all advances and payments made by it as permitted by the Tax Agreement.

(ii) Payment to any vendors, suppliers or contractors to construct and install the Project, as provided in the plans, specifications and work orders therefor; and payment of the miscellaneous expenses incidental thereto.

(iii) Payment of the fees, if any, of architects, engineers, legal counsel and third party supervisors expended in connection with the construction and installation of the Project.

(iv) Payment of any other Costs of the Project permitted by the Tax Agreement (but not including any Costs of Issuance).

Each of the payments referred to in this Section 3.2(a) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.3 of the Indenture, signed by an Authorized Representative of the Company.

(b) The Company will authorize and direct the Trustee in writing, upon compliance with Section 3.4 of the Indenture, to disburse the moneys in the Costs of Issuance Fund to or on behalf of the Company only for Costs of Issuance. Each of the payments referred to in this Section 3.2(b) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.4 of the Indenture, signed by an Authorized Representative of the Company.

(c) All disbursements from the Project Fund and the Costs of Issuance Fund must comply with the requirements of the Tax Agreement. The Trustee shall not be obligated to determine whether said disbursements are in compliance with the Tax Agreement.

Section 3.3 Establishment of Completion Date; Obligation of Company to Complete.

As soon as practicable after the construction, acquisition, installation, equipping and improvement of the Project is completed, an Authorized Representative of the Company, on behalf of the Company, shall evidence the Completion Date by providing a certificate to the Trustee and the Authority upon which the Trustee and the Authority may conclusively rely stating that the construction of the Project has been completed substantially in accordance with the plans, specifications and work orders therefor, and all labor, services, materials and supplies used in the construction have been paid or provided for. Notwithstanding the foregoing, such certificate may state that it is given without prejudice to any rights of the Company against third parties for any claims or for the payment of any amount not then due and payable which exists at the date of such certificate or which may subsequently exist.

All moneys remaining in the Project Fund after the Completion Date (other than moneys relating to provisional payments) and after payment or provision for payment of all other Costs of the Project have been provided for shall be transferred to the Surplus Account in accordance with Section 3.3 of the Indenture and applied as provided therein.

In the event the moneys in the Project Fund available for payment of the Costs of the Project are or will be insufficient to pay the costs of construction, installation and equipping of the Project in full, the Company agrees to pay directly, or to deposit in the Project Fund, moneys sufficient to pay any costs of completing the construction, installation and equipping of the Project in excess of the moneys available for such purpose in the Project Fund. The Authority makes no representation or warranty, express or implied, that the moneys deposited in the Project Fund and available for payment of the Costs of the Project, under the provisions of this Agreement, will be sufficient to pay all the amounts which may be incurred for such costs. The Company agrees that if, after exhaustion of the moneys in the Project Fund, the Company should pay, or deposit moneys in the Project Fund for the payment of, any portion of the Costs of the Project pursuant to the provisions of this Section, it shall not be entitled to any reimbursement therefor from the Authority or from any funds on deposit under the Indenture, nor shall it be entitled to any diminution of the amounts payable under Section 4.2 hereof.

Section 3.4 Investment of Moneys in Funds. Any moneys in any fund or account held by the Trustee (other than the Rebate Fund) shall, at the specific written request of an Authorized Representative of the Company, be invested or reinvested by the Trustee as provided in the Indenture. Such investments shall be held by the Trustee and shall be deemed at all times a part of the fund or account from which such investments were made, and the interest accruing thereon, and any profit or loss realized therefrom, shall be credited or charged to such fund or account. The Company acknowledges that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant the Company the right to receive brokerage confirmations of security transactions from the Trustee as they occur, the Company specifically waives receipt of such confirmations to the extent permitted by law.

Section 3.5 Funding From Additional Bonds. The Borrower may request that the Authority deliver Additional Bonds from time to time to finance Costs of the Project necessary to complete the Project as provided herein and in Section 2.13 of the Indenture:

(a) the Borrower must contact (in writing) the Underwriters and the Authority, (with a copy to the Trustee) at least 30 days prior to the desired Date of Delivery to request the delivery of such Additional Bonds;

(b) the Borrower must deliver to the Authority a Designation of Bond (in substantially the same form as is attached as Exhibit E to the Indenture), executed by the Borrower and the Underwriters and acknowledged and agreed to by the Authority, designating the amount of Additional Bonds to be delivered and the Date of Delivery; and

(c) Additional Bonds may be delivered only in Authorized Denominations.

In the event that the Borrower requests that the Authority deliver Additional Bonds, and such request is made in compliance with this Section 3.5, the Authority shall forthwith deliver such Additional Bonds as requested by the Borrower. In order for the Trustee to authenticate and deliver Additional Bonds, the requirements of Section 2.13 of the Indenture must be satisfied. Proceeds of the sale of Additional Bonds shall be deposited in the Project Fund (to the extent permitted under Section 3.3 of the Indenture and the Tax Agreement), and requisitions shall be made for Costs of the Project as set forth in Section 3.2 hereof.

ARTICLE IV

LOAN OF PROCEEDS; REPAYMENT PROVISION

Section 4.1 Loan of Bond Proceeds; Issuance of Bonds. The Authority will issue the Bonds upon the terms and conditions contained in this Agreement, the Indenture and the other Financing Documents. The Authority covenants and agrees, upon the terms and conditions in this Agreement, the Indenture and the other Financing Documents, to make a loan to the Company from the proceeds of the Bonds for the purpose of financing the Project. The Authority further covenants and agrees that it shall take all actions within its authority to keep this Agreement in effect in accordance with its terms.

Section 4.2 Loan Payments and Payment of Other Amounts.

(a) On or before 10:00 a.m. (New York City time) on each Bond Payment Date (as hereinafter defined), until the principal of, and interest on, the Bonds shall have been fully paid or provision for such payment shall have been made as provided in the Indenture, the Company covenants and agrees to pay to the Trustee as a repayment on the loan made to the Company pursuant to Section 4.1 hereof, a sum equal to the amount payable on such Bond Payment Date as principal of, and interest on, the Bonds as provided in the Indenture. Such Loan Payments shall be made in federal funds or other funds immediately available at the Corporate Trust Office of the Trustee. The term “Bond Payment Date” as used in this Section shall mean any date upon which any such amounts payable with respect to the Bonds shall become due, whether upon redemption, acceleration, maturity or otherwise.

Each payment made pursuant to this Section 4.2(a) shall at all times be sufficient to pay the total amount of interest and principal (whether at maturity or upon redemption or acceleration) becoming due and payable on the Bonds on each Bond Payment Date; provided that any amount held by the Trustee in the Bond Fund on any due date for a Loan Payment hereunder shall be credited against the Loan Payment due on such date, to the extent available for such purpose; and provided further that, subject to the provisions of this paragraph, if at any time the amounts held by the Trustee in the Bond Fund (other than the Letter of Credit Account) are sufficient to pay all of the principal of and interest on the Bonds as such payments become due, the Company shall be relieved of any obligation to make any further payments under the provisions of this Section. Notwithstanding the foregoing, if on any date the amount held by the Trustee in the Bond Fund is insufficient to make any required payments of principal of (whether at maturity or upon redemption or acceleration) and interest on the Bonds as such payments become due, the Company shall forthwith pay such deficiency as a Loan Payment hereunder.

The obligation of the Company to make any payment required by this Section 4.2(a) shall be deemed to have been satisfied to the extent of any corresponding payment made to the Trustee (i) by a Credit Provider pursuant to a Letter of Credit then in effect with respect to the Bonds or (ii) by the Subsidiary Guarantors pursuant to the Guaranty.

(b) The Company further covenants that it will make any payments required to be made pursuant to Sections 2.4, 4.6 and 4.8 of the Indenture at the applicable Purchase Price thereof by 12:45 p.m. (New York City time) on the Purchase Date in federal or other immediately available funds; provided, however the obligation to make such payments shall have been deemed satisfied to the extent that such Purchase Price shall have been paid from remarketing proceeds or from a draw under a Letter of Credit pursuant to Section 4.7(D) of the Indenture, or from payment by the Subsidiary Guarantors pursuant to the Guaranty.

(c) The Company further covenants that it will make any Change of Control Payment required to be made pursuant to Section 5.14 hereof and Section 4.9 of the Indenture by 2:00 p.m. (New York City time) on the Change of Control Payment Date (as defined in Section 5.14 hereof) in federal or other immediately available funds.

(d) The Company also agrees to pay (i) the annual fee of the Trustee and the Tender Agent, if any, for their ordinary services rendered as trustee or tender agent, respectively, and their ordinary expenses incurred under the Indenture, as and when the same become due, (ii) the reasonable fees, charges and expenses (including reasonable legal fees and expenses) of the Trustee, as bond registrar and paying agent, the reasonable fees of any other Paying Agent as provided in the Indenture, and (iii) the reasonable fees, charges and expenses of the Trustee for the necessary extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture, as and when the same become due. The Trustee’s compensation shall not be limited by any provision of law regarding the compensation of a Trustee of an express trust.

(e) The Company covenants and agrees to pay to or on behalf of the Authority (i) the reasonable fees and expenses of the Authority and its counsel in connection with this Agreement, the Bonds or the Indenture, including, without limitation, any and all fees and expenses incurred in connection with the authorization, issuance, sale and delivery of the Bonds, the administration of the Bonds and any audit of the funds of the Authority directly related to the Bonds, (ii) a one-time issuance fee equal to 20 basis points of the principal amount of the Bonds at Closing, (iii) all other amounts that the Company agrees to pay under the terms of this Agreement; provided, that the aggregate of all such amounts paid to the Authority shall not equal or exceed an amount which would cause the “yield” on this Agreement or any other “acquired purpose obligation” to be “materially higher” than the “yield” on the Bonds, as such terms are used in the Code. Such fees and expenses shall be paid directly to the Authority for its own account as and when such fees and expenses become due and payable. When the Authority incurs expenses or renders services after the occurrence of a Loan Default Event specified in Section 7.1(d), the expenses and the compensation for the services are intended to constitute expenses of administration under any federal or state bankruptcy, insolvency, arrangement, moratorium, reorganization or other debtor relief law.

(f) The Company also agrees to pay the reasonable fees, charges and expenses of the Remarketing Agent, if any. Such payments shall be made directly to the Remarketing Agent. The Authority shall have no obligation whatsoever with respect to the payment of fees, charges and expenses of the Remarketing Agent.

(g) The Company agrees to pay any amounts required to be deposited in the Rebate Fund to comply with the provisions of the Tax Agreement and to pay the fees, charges and expenses of any rebate analyst engaged by the Company.

(h) The Company agrees to pay and perform its obligations under Section 9.3 of this Agreement in respect of indemnification of the Indemnified Parties.

Section 4.3 Unconditional Obligation. The obligations of the Company to make the Loan Payments and the other payments required by Section 4.2 hereof and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim it might otherwise have against the Authority, and during the term of this Agreement, the Company shall pay all payments required to be made on account of this Agreement as prescribed in Section 4.2 and all other payments required hereunder, free of any deductions and without abatement, diminution or set-off. Until such time as the principal of and interest on, the Bonds shall have been fully paid, or provision for the payment thereof shall have been made as required by the Indenture, the Company (i) will not suspend or discontinue any payments provided for in Section 4.2; (ii) will perform and observe all of its other covenants contained in this Agreement; and (iii) except as provided in Article VIII hereof, will not terminate this Agreement for any cause, including, without limitation, the occurrence of any act or circumstances that may constitute failure of consideration, destruction of or damage to all or a portion of those facilities or equipment comprising the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the Commonwealth or any political subdivision of either of these, or any failure of the Authority or the Trustee to perform and observe any covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement, the Indenture or the other Financing Documents, except to the extent permitted by this Agreement.

Section 4.4 Assignment of Authority’s Rights. As security for the payment of the Bonds, pursuant to Section 5.1 of the Indenture, the Authority will assign without recourse to the Trustee the Authority’s rights under this Agreement, including the right to receive Loan Payments hereunder, except the Unassigned Authority Rights (which are reserved to the Authority). The Authority hereby directs the Company to make the Loan Payments required hereunder directly to the Trustee for deposit as contemplated by the Indenture. The Authority hereby directs the Company to make the Purchase Price Payments required hereunder directly to the Trustee or the Tender Agent as contemplated by the Indenture. The Company hereby consents to such assignment and agrees to make payments directly to the Trustee or the Tender Agent, as the case may be, without defense or set-off by reason of any dispute between the Company and the Authority or the Trustee.

Section 4.5 Amounts Remaining in Funds. It is agreed by the parties hereto that after payment in full of (i) the Bonds, or after provision for such payment shall have been made as provided in the Indenture, (ii) the fees, charges and expenses of the Authority, the Trustee, the Tender Agent and any Paying Agents in accordance with the Indenture, (iii) all other amounts required to be paid under this Agreement and the Indenture, and (iv) if applicable, payment to any Credit Provider of any amounts owed to the Credit Provider under the Reimbursement Agreement with respect to a Letter of Credit, any amounts remaining in any fund held by the Trustee under the Indenture (excepting the Rebate Fund) shall be paid as provided in Section 11.1 of the Indenture. Notwithstanding any other provision of this Agreement or the Indenture, under no circumstances shall proceeds of a draw on a Letter of Credit or remarketing proceeds be paid to the Authority, the Subsidiary Guarantors, the Company, or an affiliate of either the Subsidiary Guarantors or the Company.

ARTICLE V

SPECIAL COVENANTS AND AGREEMENTS

Section 5.1 Right of Access to the Project. The Company agrees that during the term of this Agreement the Authority, the Trustee, and the duly authorized agents of either of them shall have the right at all reasonable times during normal business hours to enter upon each site where any part of the Project is located and to examine and inspect the Project; provided that (i) written notice specifying the date, time and names of all persons to be conducting such examination and inspection shall be given to the Company at least five (5) Business Days prior to such examination or inspection, (ii) inspectors shall comply with all applicable health and safety requirements and protocols applicable to the Project and (iii) such inspection shall not disturb the Company’s normal business operations.

Section 5.2 The Company’s Maintenance of Its Existence and Restrictions on Subsidiary Guarantors.

(a) The Company covenants and agrees that during the term of this Agreement, it will maintain its existence as a corporation in good standing and qualified to do business in the Commonwealth, will not dissolve, sell or otherwise dispose of all or substantially all the assets of the Company and of its Restricted Subsidiaries and will not combine or consolidate with or merge with or into another entity (any such sale, disposition, combination or merger shall be referred to hereafter as a “transaction”), or convey, transfer, lease or otherwise dispose of, in one transaction or a series of transactions, taken as a whole, to, any Person, unless:

(1)

(a) the resulting, surviving or transferee Person (if not the Company) (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (b) the Successor Company (if not the Company) shall expressly assume all the obligations of the Company under the Bond Documents pursuant to agreements in form reasonably satisfactory to the Trustee (unless the Company shall retain liability for all such obligations as provided in Section 5.9);

(2)	immediately after giving effect to such transaction, no Default shall have occurred and be continuing;

(3)

immediately after giving effect to such transaction and any related financing transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, either (i) the Company or the Successor Company (if other than the Company) would be able to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of Section 3.2 of the Company Indenture (which is incorporated by reference in Section 5.17 hereof) or (ii) the Consolidated Coverage Ratio (as defined in the Company Indenture) of the Company or the Successor Company (if other than the Company) is equal to or greater than the Consolidated Coverage Ratio of the Company immediately prior to such transaction;

(4)

the Successor Company shall take such action (or agree to take such action) as may be necessary to cause any property or assets that constitute Collateral owned by or transferred to the Successor Company to be subject to the Parity Liens in the manner and to the extent required under the Bond Documents and shall deliver an opinion of counsel as to the enforceability of any amendments, supplements or other instruments with respect to the Bond Documents to be executed, delivered, filed and recorded, as applicable, and such other matters as the Trustee or Collateral Trustee, as applicable, may reasonably request; and

(5)

the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and such amendments or supplements, if any, comply with the Company Indenture and Indenture.

For purposes of this paragraph, except as provided in the next paragraph, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Restricted Subsidiaries, the Capital Stock of which constitute all or substantially all of the assets of the Company, will be deemed to be the transfer of all or substantially all of the assets of the Company.

Furthermore, any Restricted Subsidiary of the Company may consolidate with or merge into the Company and the Company may consolidate with or merge into or dispose of all or substantially all of its assets to any Subsidiary Guarantor, without complying with the foregoing clause (3) in connection with any such consolidation, merger or disposition.

The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement, and the Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Bonds.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer, lease or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its assets to any Person (other than the Company or a Subsidiary Guarantor) unless either the Subsidiary Guarantee of such Subsidiary Guarantor is released as pursuant to Section 3 of the Guaranty or:

(1)

the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by executing a supplement to the Guaranty, all the obligations of such Subsidiary, if any, under the Guaranty;

(2)

immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)

the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and such amendments and supplements, if any, comply with the Company Indenture and Indenture.

Section 5.3 Records and Financial Statements of Company. The Company covenants and agrees at all times to keep, or cause to be kept, proper books of record and account, prepared in accordance with generally accepted accounting principles, in which complete and accurate entries shall be made of all transactions of or in relation to the business, properties and operations of the Company relating to the transactions contemplated by the Company Documents. Such books of record and account shall be available for inspection by the Authority or the Trustee during normal business hours and under reasonable circumstances.

Section 5.4 Insurance. The Company agrees to insure the Project during the term of this Agreement for such amounts and for such occurrences as are customary for similar facilities of the Company within the Commonwealth, by means of policies issued by reputable insurance companies qualified to do business in the Commonwealth or through “self insurance” in accordance with the ordinary course of business of the Company and the Subsidiary Guarantors. The Authority shall be named as an additional insured as its interests may appear on the Company’s liability insurance policies with respect to the Project and the Facilities, and such insurance policies shall be provided by insurance companies and/or self insurance provisions, in each case reasonably acceptable to the Authority.

Section 5.5 Maintenance and Repairs; Taxes; Utility and Other Charges; Compliance with Law; Permitted Purposes. The Company agrees to maintain, the Project during the term of this Agreement (i) in as reasonably safe condition as its operations shall permit and (ii) in good repair and in good operating condition, ordinary wear and tear excepted, making from time to time all necessary repairs thereto and renewals and replacements thereof, except if and to the extent non-compliance with such provisions (i) and (ii), individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

The Company agrees to pay or cause to be paid during the term of this Agreement, except if and to the extent non-compliance with each of the following clauses (i) and (ii), individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) all taxes, governmental charges of any kind lawfully assessed or levied upon the Project or any part thereof, including any taxes levied against any portion of the Project which, if not paid, will become a charge on the receipts from the Project and (ii) all assessments and charges lawfully made by any governmental body for public improvements that in either case are secured by a lien on the Project, provided that with respect to taxes, assessments or other governmental charges that may lawfully be paid in installments over a period of time, the Company shall be obligated to pay, when due, only such installments as are required to be paid during the term of this Agreement. The Company may, at the Company’s expense and in the Company’s name, in good faith, contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during that period of such contest and any appeal therefrom unless by such nonpayment the Project or any part thereof will be subject to loss or forfeiture during a period of such contest and could reasonably be expected to have a Material Adverse Effect.

In the acquisition, construction, maintenance, improvement and operation of the Project, the Company covenants that it has complied and will comply with all applicable building, zoning, land use, environmental protection, historical preservation, sanitary and safety laws, rules and regulations, and all applicable grant, reimbursement and insurance requirements, and will not permit a nuisance thereon; but it shall not be a breach of this subsection (i) if the Company fails to comply with any laws, rules, regulations and requirements during any period in which the Company is diligently and in good faith contesting the validity thereof, or (ii) if and to the extent non-compliance with the provisions of this subsection, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

The Company agrees that the Project shall be used only for the purposes described in the Act. The Company acknowledges that it is fully familiar with the physical condition of the Project and that it is not relying on any representation of any kind by the Authority or the Trustee concerning the nature or condition thereof. Neither the Authority nor the Trustee shall be liable to the Company or any other person for any latent or patent defect in the Project.

NEITHER THE TRUSTEE, BY ACCEPTANCE OF THE TRUSTS SET FORTH IN THE INDENTURE, NOR THE AUTHORITY, BY EXECUTION AND DELIVERY OF THE INDENTURE, BY ISSUANCE OF THE BONDS OR BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE INDENTURE, OR ANY OTHER FINANCING DOCUMENTS, MAKES ANY WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED (AND THE COMPANY WAIVES, AS BETWEEN ITSELF, ON THE ONE HAND, AND THE AUTHORITY AND THE TRUSTEE, ON THE OTHER HAND, ANY AND ALL RIGHTS OR CLAIMS), AS TO THE TITLE, VALUE, CONDITION, DESIGN, MERCHANTABILITY, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION, PERFORMANCE OR FITNESS FOR USE OF THE PROJECT OR ANY PORTION THEREOF OR AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT OR AS TO THE ABSENCE OF OBLIGATIONS BASED ON LIABILITY IN TORT, STRICT OR OTHERWISE, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE PROJECT OR ANY PORTION THEREOF OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROJECT OR ANY PORTION THEREOF. THE PROVISIONS OF THIS SECTION 5.5 ARE INTENDED TO BE A COMPLETE EXCLUSION OF WARRANTY, EXPRESS OR IMPLIED, BY AUTHORITY WITH RESPECT TO THE PROJECT OR ANY PORTION THEREOF, WHETHER ARISING PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT OR OTHERWISE.

Section 5.6 Qualification in Pennsylvania. The Company agrees that throughout the term of this Agreement it, or any successor or assignee as permitted by Section 5.2, will be qualified to do business in the Commonwealth.

Section 5.7 Tax Covenant. The Company covenants and agrees that it shall, at all times do and perform all acts and things permitted by law and this Agreement and the Indenture which are necessary in order to assure that interest paid on the Bonds (or any of them) will be excludable from gross income of the owners thereof for federal income tax purposes and shall take no action that would result in such interest not being excludable from gross income for federal income tax purposes. Without limiting the generality of the foregoing, the Company agrees to comply, with the provisions of the Tax Agreement, which are hereby incorporated herein. This covenant shall survive payment in full or defeasance of the Bonds.

Section 5.8 Continuing Disclosure. The Company hereby covenants and agrees to comply, or to cause compliance with, when and if applicable, the continuing disclosure requirements set forth in the Continuing Disclosure Agreement. Notwithstanding any other provision of this Agreement, failure of the Company to comply, or to cause compliance with, the requirements of the Continuing Disclosure Agreement, shall not be considered a Loan Default Event.

Section 5.9 Assignment by Company. The rights and obligations of the Company under this Agreement may be assigned by the Company to any person or entity in whole or in part, subject, however, to each of the following conditions:

(a) No assignment other than pursuant to Section 5.2 hereof shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any assignment not pursuant to Section 5.2 hereof the Company shall continue to remain primarily liable for the payments specified in Section 4.2 hereof and for performance and observance of the other agreements on its part herein provided to be performed and observed by it.

(b) Any assignment from the Company other than pursuant to Section 5.2 hereof shall retain for the Company such rights and interests as will permit it to perform its obligations under this Agreement, and any assignee from the Company shall assume in writing the obligations of the Company hereunder to the extent of the interest assigned.

(c) Within thirty (30) calendar days after delivery thereof, the Company shall furnish or cause to be furnished to the Authority, the Credit Provider, if any, and the Trustee a true and complete copy of each such assignment together with an instrument of assumption.

(d) The Company shall furnish to the Authority, the Credit Provider, if any, and the Trustee an Approving Opinion addressed to the Authority and the Trustee.

Section 5.10 Cooperation in Filings and Other Matters. The Authority and the Company agree to cooperate, upon the request of either party, at the expense of the Company in the filing and renewal of UCC-1 Financing Statements, if any.

Section 5.11 Letter of Credit.

(a) At any time the Company may, at its option, provide for the delivery to the Trustee of a Letter of Credit or Alternate Letter of Credit (hereafter collectively referred to as a “Credit Instrument”) and the Company shall, in any event, cause to be delivered a Credit Instrument at least twenty (20) calendar days before the expiration date of any existing Letter of Credit, unless otherwise permitted by the Indenture. A Credit Instrument shall be an irrevocable letter of credit or other irrevocable credit facility (including, if applicable, a confirming letter of credit), issued by a Credit Provider, the terms of which shall be reasonably acceptable to the Trustee and shall otherwise comply with the requirements of the Indenture; provided, that the expiration date of such Credit Instrument shall be a date not earlier than one year from its date of issuance, subject to earlier termination upon payment of the Bonds secured by such Credit Instrument in full or provision for such payment in accordance with Article XI of the Indenture. On or prior to the date of the delivery of a Credit Instrument to the Trustee, the Authority shall cause to be furnished to the Trustee (i) an opinion of Bond Counsel addressed to the Trustee and the Authority stating to the effect that the delivery of such Credit Instrument to the Trustee is authorized under the Indenture and complies with the terms hereof and will not in and of itself adversely affect the Tax-exempt status of interest on the Bonds, (ii) an opinion of counsel to the Credit Provider issuing such Credit Instrument stating to the effect that such Credit Instrument is enforceable in accordance with its terms (except to the extent that the enforceability thereof may be limited by bankruptcy, reorganization or similar laws limiting the enforceability of creditors’

rights generally except that no opinion need be expressed as to the availability of any discretionary equitable remedies), (iii) written evidence from the Rating Agency that the Bonds secured by such Credit Instrument shall have a long-term rating of “A” (or equivalent) or higher or, if the Bonds only have a short-term rating, such short-term rating shall be in the highest short-term rating category (without regard to “+”s or “-”s) and (iv) if no Rating Agency is then rating the Bonds, an opinion of counsel to the Credit Provider addressed to the Trustee and the Authority to the effect that payments under such Credit Instrument will not constitute a voidable preference under Section 547 of the United States Bankruptcy Code as then in effect if a petition in bankruptcy is filed by or against the Company, the Subsidiary Guarantors or the Authority or an affiliate or a subsidiary of either of them.

(b) The Company shall provide to the Trustee (with a copy to the Authority) a written notice at least fifteen (15) calendar days prior to the effective date of any Alternate Letter of Credit (and, in no event later than thirty-five (35) calendar days prior to the expiration of any existing Letter of Credit) identifying the Alternate Letter of Credit, if any, and the rating which will apply to the Bonds secured by such Credit Instrument after the effective date.

Section 5.12 Subsidiary Guarantors; Future Subsidiary Guarantors.

On the date hereof, the Company will cause the Subsidiaries of the Company that guarantee or are required to guarantee the Company’s obligations under the Senior Credit Facility to become Subsidiary Guarantors by executing the Guaranty and delivering it to the Trustee. If, after the Issuance Date, any Domestic Subsidiary of the Company that is not an Immaterial Subsidiary and that is not already a Subsidiary Guarantor Guarantees or otherwise becomes an obligor with respect to any other Indebtedness of the Company or any Subsidiary Guarantor in excess of the De Minimis Amount, then the Company will cause such Domestic Subsidiary to become a Subsidiary Guarantor by executing a joinder to the Guaranty as provided in Section 7 of the Guaranty and delivering it to the Trustee within 20 Business Days of the date on which such Domestic Subsidiary Guaranteed or became an obligor with respect to such Indebtedness; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with Section 3.15 of the Company Indenture (which is incorporated by reference in Section 5.17 hereof) for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Domestic Subsidiary that was incurred pursuant to this paragraph shall provide by its terms that it shall be automatically and unconditionally released at such time as such Subsidiary Guarantor ceases to Guarantee or otherwise be an obligor with respect to any other Indebtedness of the Company or any other Subsidiary Guarantor in excess of the De Minimis Amount.

Section 5.13 Compliance with Indenture. The Company recognizes that the Indenture contains provisions that, among other things, relate to matters affecting the payment of the Costs of the Project and the administration and investment of certain funds. The Company has reviewed the Indenture and hereby assents to all provisions of the Indenture. The Company shall take such action as may be reasonably necessary in order to enable the Authority and the Trustee to comply with all requirements and to fulfill all covenants of the Indenture to the extent that compliance with such requirements and fulfillment of such covenants are dependent upon any observance or performance required of the Company by the Indenture or this Agreement.

Section 5.14 (a) Change of Control. The provisions of this Section 5.14 shall be effective only with respect to Bonds in a Term Interest Rate Period that are not secured by a Letter of Credit. If a Change of Control occurs, unless the Company has exercised its right to optionally redeem all of the Bonds pursuant to the Indenture, the Company will make an offer to purchase all of the Bonds (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Bonds plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the Change of Control Payment Date (as defined below).

Within thirty (30) days following any Change of Control, unless the Company has exercised its right to optionally redeem all of the Bonds pursuant to the Indenture, the Company will direct the Trustee to mail a notice, prepared by and at the expense of the Company, of such Change of Control Offer to each Holder, with a copy to the Authority, stating:

(i) that a Change of Control Offer is being made and that all Bonds properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Company at a purchase price in cash equal to 101% of the principal amount of such Bonds plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on an interest payment date);

(ii) the purchase date (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed) (the “Change of Control Payment Date”); and

(iii) the procedures determined by the Company, consistent with the Indenture, that a Holder must follow in order to have its Bonds repurchased.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept for payment all Bonds or portions of Bonds (of $100,000 or larger integral multiples of $5,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Bonds or portions of Bonds so tendered; and

(iii) deliver or cause to be delivered to the Trustee for cancellation the Bonds so accepted together with a Certificate of the Company stating the aggregate principal amount of Bonds or portions of Bonds being purchased by the Company in accordance with the terms of this Section 5.14.

The Paying Agent will promptly mail to each Holder of Bonds tendered in accordance with the terms hereof and of the Indenture the Change of Control Payment for such Bonds, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Bond equal in principal amount to any unpurchased portion of the Bonds surrendered, if any; provided that each such new Bond will be in a principal amount of $100,000 or integral multiples of $5,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control Payment Date will be paid on the relevant Interest Payment Date to the Holder in whose name a Bond is registered at the close of business on such record date.

Prior to the Company making a Change of Control Payment, and as a condition to such payment, (1) the requisite holders of each other issue of indebtedness of the Company issued under an indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Payment being made and waived the event of default, if any, caused by the Change of Control or (2) the Company will repay all outstanding indebtedness issued under an indenture or other agreement that may be violated by a Change of Control Payment or the Company will offer to repay all such indebtedness, and make payment to the holders of such indebtedness that accept such offer, and obtain waivers of any event of default arising under the relevant indenture or other agreement from the remaining holders of such indebtedness. The Company covenants to effect such repayment or obtain such consent prior to making a Change of Control Payment, it being a default of the Change of Control provisions of this Agreement if the Company fails to comply with such covenant.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Agreement applicable to a Change of Control Offer made by the Company and purchases all Bonds validly tendered and not withdrawn under such Change of Control Offer.

The Company will comply, to the extent applicable, with any securities laws or regulations in connection with the repurchase of Bonds pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the Indenture or this Agreement, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in the Indenture or this Agreement by virtue of the conflict.

(b) Repurchase of Bonds Upon Certain Asset Dispositions

For so long as the Bonds are in a Term Interest Rate Period and are not secured by a Letter of Credit, if the Company is required to make an Asset Disposition Offer (defined below) pursuant to the terms of Section 3.5 of the Company Indenture (which is incorporated by reference in Section 5.17 hereof), the Company will make such Asset Disposition Offer to purchase the Bonds at a purchase price in cash equal to 100% of the principal amount of the Bonds plus accrued and unpaid interest, if any, to the date of purchase to the extent required by the terms of such Bonds (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date falling on or prior to the date of purchase), but only if the Company has complied with and fully satisfied its obligations in accordance with the covenant described in this section. The Company will effectuate the Asset Disposition Offer substantially in accordance with the provisions set forth above with respect to Change of Control Offers. The Company will only be required to repurchase Bonds and other Parity Lien Debt tendered in response to an Offer up to the amount of Net Available Cash not applied or invested as provided above (the “Excess Proceeds”).

When the aggregate amount of Excess Proceeds equals or exceeds $25.0 million, the Company shall make an offer to purchase Bonds, and, if required by the terms of other Parity Lien Debt, to holders of such other Parity Lien Debt (an “Asset Disposition Offer”) within 30 days, and shall purchase Bonds tendered pursuant to an Asset Disposition Offer by the Company for the Bonds (and, if applicable, such other Parity Lien Debt (as defined in the Guaranty)) at a purchase price of 100% of their principal amount without premium, plus accrued but unpaid interest to, but not including, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date (or, in respect of such other Parity Lien Debt, such lesser price, if any, as may be provided for by the terms of such Parity Lien Debt) in accordance with the procedures set forth in the Indenture. If the aggregate purchase price of the Bonds and other Parity Lien Debt tendered exceeds the amount of Excess Proceeds, the Trustee will select the Bonds and such other Parity Lien Debt to be purchased on a pro rata basis but in round denominations, which in the case of the Bonds will be denominations of $5,000 principal amount or integral multiples of $5,000 in excess thereof. Upon completion of an Offer, Excess Proceeds will be deemed to be reset to zero.

The provisions of hereof relative to the Company’s obligation to make an offer to purchase the Bonds as a result of an Asset Disposition (as defined in the Company Indenture) may be waived or modified with the consent of a majority in principal amount of the outstanding Bonds (including, without limitation, Additional Bonds, if any).

Section 5.15 Nondiscrimination-Sexual Harassment. The Company hereby accepts and agrees, solely with respect to the Project, to be bound by the Nondiscrimination Sexual Harassment clause set forth in Exhibit D attached hereto. As used in Exhibit D attached hereto, the term “Contractor” shall mean the Company.

Section 5.16 Right-to-Know. In connection with the Project and the Company’s operation of the Project as defined in Exhibit A attached hereto, the Company hereby agrees to comply with the Right-to-Know provisions set forth in Exhibit E attached hereto. As used in Exhibit E attached hereto, the term “Contractor” shall mean the Company.

Section 5.17 Special Covenants Incorporated by Reference. The covenants in Sections 3.2 (Limitation on Indebtedness and Preferred Stock), 3.3 (Limitation on Restricted Payments), 3.4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), 3.5 (Limitation on Sales of Assets and Subsidiary Stock), 3.6 (Limitation on Liens), 3.8 (Limitation on Affiliate Transactions) and 3.15 (Designation of Unrestricted Subsidiaries) of the Company Indenture (including any defined terms used therein) are incorporated by reference herein. The Company shall comply with such special covenants as if they were stated in full herein.

Since the date of the Company Indenture, CNXC, the name of which is now CONSOL Coal Resources LP, and its Subsidiaries have become Restricted Subsidiaries (they are no longer Unrestricted Subsidiaries), and the Affiliated Company Loan Agreement was repaid and terminated. References to CNXC as an Unrestricted Subsidiary in the covenants and related definitional provisions incorporated into this Agreement above, and references to the Affiliated Company Loan Agreement, remain in the Company Indenture, and are thus incorporated herein.

Interpretation of the incorporated covenants and related definitional provisions applicable to this Agreement should take the foregoing described changes into account, and references to “Securities” and “Note Documents” are to be interpreted as applicable to “Bonds” and “Bond Documents,” respectively, which do not have a substantive effect on the covenants being incorporated by reference herein.

In the event any modifications or amendments are made to these special covenants incorporated by reference, as amended from time to time, such modifications or amendments shall be deemed to be automatically made to the corresponding covenants in this Agreement and incorporated herein by reference without any further action on behalf of the Authority, the Trustee, the Company or the Holders, and no amendment of this Agreement to evidence the foregoing, nor any consent or approval by the Authority, the Trustee, the Company or the Holders, shall be required. The Company shall promptly send notice of such modifications or amendments to the Trustee, which the Trustee will attach to this Agreement.

Beginning on the date (the “Covenant Termination Date”) that: (1) the Bonds have an Investment Grade Rating (as defined in the Company Indenture) from both Rating Agencies, (2) no Default or Event of Default has occurred and is continuing, and (3) there are no longer any Company Notes outstanding under the Company Indenture, the Company and its Restricted Subsidiaries will no longer be subject to the special covenants in Sections 3.2 (Limitation on Indebtedness and Preferred Stock), 3.3 (Limitation on Restricted Payments), 3.4 (Limitation on Restrictions on Distributions from Restricted Subsidiaries), 3.5 (Limitation on Sales of Assets and Subsidiary Stock), 3.8 (Limitation on Affiliate Transactions), and 3.15 (Designation of Unrestricted Subsidiaries), clause (3) of the first paragraph of Section 5.2(a) hereof and Section 5.12 hereof.

After the Covenant Termination Date, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries (as defined in the Guaranty).

Promptly following the Covenant Termination Date, the Company will provide an Officers’ Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a Covenant Termination Date has occurred or notify the Holders of the Covenant Termination Date. The Trustee may provide a copy of such Officers’ Certificate to any Bondholders pursuant to the Section 12.8 of the Indenture.

Section 5.18 Security Documents

(a) The Company will or will cause to be done, and shall cause each Subsidiary Guarantor to do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, or which the Collateral Trustee from time to time may reasonably request, to assure and confirm to the Trustee that the Collateral Trustee holds, for the benefit of itself, the Bondholders and the Trustee, duly created, enforceable and perfected Liens upon the Collateral as contemplated by this Agreement, the Security Documents, the other Parity Lien Documents (as defined in the Guaranty) and the Intercreditor

Agreement, so as to render the same available for the security and benefit of the Collateral Trust Agreement and of the Bonds and any Subsidiary Guaranty secured thereby, according to the intent and purposes herein expressed. The Company and shall each take any and all actions reasonably required or reasonably requested by the Collateral Trustee to cause the Security Documents and the Intercreditor Agreement to create and maintain, as security for the Bonds of the Company, in respect of the Collateral, valid and enforceable perfected second-priority Liens in and on such Collateral and subject to no other Liens other than as permitted by the terms of this Agreement.

(b) The Collateral and the Liens remain at all times subject to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and authorizing the Collateral Trustee to enter into any Security Document on its behalf) as the same may be in effect or may be amended from time to time in accordance with its terms, and the rights of Collateral Trustee subject to the Intercreditor Agreement to perform its obligations and exercise its rights under the Security Document.

(c) Each Holder, by accepting a Bond, shall be deemed (i) to have agreed to be bound by the terms of the Security Documents and (ii) to appoint the Collateral Trustee or the Trustee, as the case may be, as its agent under the Security Documents and the Intercreditor Agreement and to authorize it to act as such. The Trustee is hereby authorized to execute and deliver the Collateral Trust Joinder Agreement.

(d) The Collateral Trustee is hereby authorized to exercise such rights, powers and discretions as are specifically delegated to it by the terms of the Security Documents, including the power to enter into the Security Documents, on behalf of the Bondholders, together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the trusts created thereunder in accordance with the terms thereof.

(e) Notwithstanding any other provision of this Agreement or any other Note Document, neither the Trustee nor the Collateral Trustee shall have any responsibility for the validity, perfection, sufficiency, adequacy, priority or enforceability of any Lien or Security Document or other security interest, or shall have any obligation to take any action to procure or maintain such validity, perfection, sufficiency, adequacy, priority or enforceability, including without limitation no responsibility to make any filings to perfect or maintain the perfection of the Collateral Trustee’s security interest in the Collateral.

Section 5.19 Termination of Security Interest.

The Collateral, or any portion thereof, shall be released from the Lien and security interest created by the Security Documents, all without delivery of any instrument or performance of any act by any party, and without consent of the Authority or the Trustee, at any time or from time to time in accordance with the provisions of the Security Documents (including upon the release of a Subsidiary Guarantor as provided in Section 5,12 hereof). Upon such release, all rights in the Collateral so released shall revert to the Company or the applicable Subsidiary Guarantor. Without limiting the generality of the foregoing, Collateral shall be released from the Liens securing the Bonds under one or more of the following circumstances:

(1) in connection with any sale or other disposition of all or substantially all of the assets of a Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition as of the time of such disposition does not violate the covenant described in Section 3.5 of the Company Indenture (which is incorporated by reference in Section 5.17 hereof);

(2) in connection with any sale or other disposition of Capital Stock of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if such sale or other disposition does not violate the covenant described in Section 3.5 of the Company Indenture (which is incorporated by reference in Section 5.17 hereof) and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Company as a result thereof;

(3) if the Company designates a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Agreement or (ii) if a Subsidiary Guarantor becomes an Excluded Subsidiary;

(4) upon defeasance of all obligations secured by the Liens created by the Security Documents; or

(5) at such time as a Subsidiary Guarantor becomes an Immaterial Subsidiary of the Company.

Section 5.20 Further Action.

(a) Upon the terms and subject to the conditions of this Agreement and the Security Documents, the Company shall use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the security over the Collateral as contemplated by the Security Documents and the Intercreditor Agreement, including, without limitation, (i) preparing or causing to be prepared any required filings under the Security Documents and the Intercreditor Agreement, (ii) using reasonable efforts to make all required filings, notifications, releases and applications and to obtain licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the grants of security contemplated by this Indenture and the Security Documents and to fulfill the conditions of the Security Documents including, without limitation, delivery of title deeds and all other documents of title relating to the Collateral secured by the Security Documents in the manner as provided for therein and in the Intercreditor Agreement to which the Company is a party, (iii) taking any and all action to perfect the security over the Collateral as contemplated by this Agreement and the Security Documents, (iv) cooperating in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by any Person, in connection with the granting of security over the Collateral, (v) keeping the Trustee or Collateral Trustee informed in all material respects of any material communication received by the Company from, or given by them to, any governmental authority or any other Person regarding any matters contemplated by the Security Documents and the Intercreditor Agreement or with respect to the Collateral, (vi) permitting the

Trustee or Collateral Trustee to review any material communication given by the Company to any such governmental authority or any other Person and (vii) in connection with any merger, consolidation or sale of assets of the Company, to treat property and assets of the Person which is consolidated or merged with or into the Company, to the extent that they are property or assets of the type which would constitute Collateral under the Security Documents, as after-acquired property and to take such actions as may be reasonably necessary to cause such property and assets to be made subject to the Parity Liens (as defined in the Guaranty), in the manner and to the extent required under the Security Documents.

(b) Upon the reasonable request of the Collateral Trustee or any Parity Lien Representative (as defined in the Company Indenture) at any time and from time to time, the Company and each of the Subsidiary Guarantors will promptly execute, acknowledge and deliver such Security Documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the Collateral Trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Parity Lien Documents for the benefit of the holders of Parity Lien Obligations (including the Bonds); provided that no such Security Document, instrument or other document shall be materially more burdensome upon the Company and the Subsidiary Guarantors than the Parity Lien Documents executed and delivered (or required to be executed and delivered promptly after the Separation Date) by the Company and the Subsidiary Guarantors in connection with the issuance of the Securities on or about the Separation Date (it being understood that the Collateral Trustee shall have no liability whatsoever to determine whether such a document is materially burdensome and shall have no liability whatsoever with respect to this determination).

(c) If the Company acquires any property or asset, and any Priority Lien Document or Junior Lien Document (as defined in the Guaranty), as applicable, requires any supplemental Security Document for such collateral or other actions to achieve a perfected Lien on such collateral, then the Company shall, promptly (but in no event later than the date that is ten (10) Business Days after the date which supplemental security documents are executed and delivered (or other action taken) under the Priority Lien Documents or Junior Lien Documents, as applicable), to the extent permitted by applicable law, execute and deliver to the Collateral Trustee appropriate Security Documents (or amendments thereto) in such form as shall be necessary to grant the Collateral Trustee a perfected second-priority Lien on such Collateral or take such other actions in favor of the Collateral Trustee as shall be necessary to grant a perfected Lien on such collateral to the Collateral Trustee, subject to the terms of Parity Lien Documents (as defined in the Guaranty). Additionally, subject to the Parity Lien Documents, if the Company creates any additional Lien upon any property or asset that would constitute Collateral, or takes any additional actions to perfect any existing Lien on Collateral, in each case for the benefit of the holders of the Priority Lien Debt (as defined in the Guaranty) or the holders of Junior Lien Debt, the Company, must, to the extent permitted by applicable law, within ten (10) Business Days after the date such Lien is granted or such other action is taken, grant a second-priority Lien upon such property or asset, or take such additional perfection actions, as applicable, for the benefit of the Parity Lien Secured Parties (as defined in the Company Indenture) and obtain all related deliverables as those delivered to the Priority Lien Agent or Junior Lien Collateral Trustee (as defined in the Guaranty), as applicable, in each case as security for the obligations of the Company with respect to the Parity Lien Obligations (as defined in the Guaranty).

Notwithstanding the foregoing, to the extent that any Lien on any Collateral is perfected by the possession or control of such Collateral or of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of the Priority Lien Agent (as defined in the Guaranty), or of agents or bailees of the Priority Lien Agent, the perfection actions and related deliverables described in this paragraph shall not be required.

ARTICLE VI

[RESERVED]

ARTICLE VII

LOAN DEFAULT EVENTS AND REMEDIES

Section 7.1 Loan Default Events. Any one of the following which occurs and continues shall constitute a “Loan Default Event”:

(a) Failure of the Company to make any Loan Payment required by Section 4.2(a) hereof when due; or

(b) (i) Failure of the Company to make any Purchase Price Payment or any Change of Control Payment required by Section 4.2(b) or Section 4.2(c) hereof, respectively, when due; or

(ii) Failure of the Company to pay any Additional Payments when due; or

(c) Failure of the Company to observe and pay or perform any covenant, condition or agreement on its part required to be observed or performed by this Agreement (other than as provided in clause (a) or (b) above) or any other Company Document, which continues for a period of thirty (30) calendar days after written notice by the Authority or the Trustee delivered to the Company and the Credit Provider, if any, which notice shall specify such failure and request that it be remedied, unless the Authority and the Trustee shall agree in writing to an extension of such time; provided, however, that if the failure stated in the notice cannot be corrected within such period, and if at the end of the thirty (30) calendar day period the Company is endeavoring in good faith and proceeding diligently to correct the default, such thirty (30) calendar day period shall be extended until the default is corrected, provided further that the Company shall provide the Authority and the Trustee with a status report at least once every thirty (30) days setting forth the status of the Company’s actions to cure such failure; or

(d) The dissolution or liquidation of the Company or the filing by the Company of a voluntary petition in bankruptcy, or failure by the Company promptly to cause to be lifted any execution, garnishment or attachment of such consequence as will impair the Company’s ability to carry on its obligations hereunder, or the entry of any order or decree granting relief in any involuntary case commenced against the Company under any present or future federal bankruptcy act or any similar federal or state law, or a petition for such an order or decree shall be filed in any court and such petition or decree shall not be discharged or denied within ninety (90) calendar days after the filing thereof, or if the Company shall admit in writing its inability to pay its debts generally as they become due, or a receiver, trustee or liquidator of the Company shall be appointed in any proceeding brought against the Company and shall not be discharged within ninety (90) calendar days after such appointment or if the Company shall consent to or acquiesce in such appointment, or assignment by the Company for the benefit of its creditors, or the entry by the Company into an agreement of composition with its creditors, or a bankruptcy, insolvency or similar proceeding shall be otherwise initiated by or against the Company under any applicable bankruptcy, reorganization or analogous law as now or hereafter in effect and if initiated against the Company shall remain undismissed (subject to no further appeal) for a period of ninety (90) calendar days; provided, the term “dissolution or liquidation of the Company,” as used in this subsection, shall not be construed to include the cessation of the existence of the Company resulting either from a merger or consolidation of the Company into or with another entity or a dissolution or liquidation of the Company following a transfer of all or substantially all of its assets as an entirety or under the conditions permitting such actions contained in Section 5.2 hereof; or

(e) An “Event of Default” (as respectively defined therein) under the Indenture or the Guaranty occurs and is continuing.

(f) So long as any of the Bonds are in a Term Interest Rate Period and no Letter of Credit is in effect, if (I) an event of default has occurred and is continuing under, and as defined under the Senior Credit Facility, the Company Notes or any other bond, note, lease, indenture or any other evidence of indebtedness of the Company as may exist from time to time in a principal amount of $50 million or more (Indebtedness) and (II) any such event of default described in this subsection (f) has resulted in the acceleration of the obligations owed under such facility prior to their respective final stated maturities, provided, however, that, in the event that such acceleration has been rescinded, such Loan Default Event hereunder will be deemed cured for all purposes and of no further effect.

(g) Any material statement, representation or warranty made by the Company in this Agreement, or in any other Financing Document, shall prove to have been false, misleading or erroneous in any material respect when made.

Section 7.2 Remedies on Default. Subject to Section 7.1 hereof, whenever any Loan Default Event shall have occurred and shall be continuing,

(a) The Trustee, by written notice to the Authority, the Company and the Credit Provider, if any, shall declare the unpaid balance of the loan payable under Section 4.2(a) of this Agreement to be due and payable immediately, provided that concurrently with or prior to such notice the unpaid principal amount of the Bonds shall have been declared to be due and payable under the Indenture. Upon any such declaration such amount shall become and shall be immediately due and payable as determined in accordance with Section 7.1 of the Indenture.

(b) The Trustee may have access to and may inspect, examine and make copies of the books and records and any and all accounts, data and federal income tax and other tax returns of the Company.

(c) The Authority or the Trustee may take whatever action at law or in equity as may be necessary or desirable to collect the payments and other amounts then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Agreement or of the Subsidiary Guarantors under the Guaranty.

(d) If applicable, the Trustee shall immediately draw upon any Letter of Credit, if permitted by its terms and required by the terms of the Indenture, and apply the amount so drawn in accordance with the Indenture and may exercise any remedy available to it thereunder.

In case the Trustee, the Credit Provider, if any, or the Authority shall have proceeded to enforce its rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, the Credit Provider, if any, or the Authority, then, and in every such case, the Company, the Trustee, the Credit Provider, if any, and the Authority shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee, the Credit Provider, if any, and the Authority shall continue as though no such action had been taken.

The Company covenants that, in case a Loan Default Event shall occur with respect to the payment of any Loan Payment payable under Section 4.2(a) hereof, then, upon demand of the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable under said Section, with interest on the amount then overdue at the rate then borne by the Bonds on the day prior to the occurrence of such default.

In the case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree for the payment of money in an amount in excess of $50 million, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law the moneys adjudged or decreed to be payable.

In case proceedings shall be pending for the bankruptcy or for the reorganization of the Company under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceedings relative to the Company, or the creditors or property of the Company, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Indenture after the deduction of its reasonable charges and expenses to the extent permitted by the Indenture. Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee and the Authority any amount due each of them for their respective reasonable compensation and expenses, including reasonable expenses and fees of counsel incurred by each of them up to the date of such distribution.

In the event the Trustee incurs expenses or renders services in any proceedings which result from a Loan Default Event under Section 7.1(d) hereof, or from any default which, with the passage of time, would become such Loan Default Event, the expenses so incurred and compensation for services so rendered are intended to constitute expenses of administration under the United States Bankruptcy Code or equivalent law.

Section 7.3 Agreement to Pay Attorneys’ Fees and Expenses. In the event the Company should default under any of the provisions of this Agreement and the Authority or the Trustee should employ attorneys or incur other expenses for the collection of the payments due under this Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Company herein contained, the Company agrees to pay promptly to the Authority and the Trustee the reasonable fees and expenses of such attorneys and such other reasonable out-of-pocket expenses so incurred by the Authority and the Trustee, whether incurred at trial, on appeal, in bankruptcy proceedings, or otherwise.

Section 7.4 No Remedy Exclusive. No remedy herein conferred upon or reserved to the Authority, the Credit Provider, if any, or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Authority or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly required herein or by applicable law. Such rights and remedies as are given the Authority hereunder shall also extend to the Trustee as the assignee of the Authority. Notwithstanding any other provision hereunder, the Trustee may proceed first against the Subsidiary Guarantors or the Company in accordance with the terms of the Guaranty and/or this Agreement, respectively, as the Trustee may deem appropriate.

Section 7.5 No Additional Waiver Implied by One Waiver. In the event any agreement or covenant contained in this Agreement should be breached by the Company and thereafter waived by the Authority, the Credit Provider, if any, or the Trustee, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE VIII

PREPAYMENT

Section 8.1 Redemption of Bonds with Prepayment Moneys. By virtue of the assignment of the rights of the Authority under this Agreement to the Trustee as is provided in Section 4.4 hereof, the Company agrees to and shall pay directly to the Trustee any amount permitted or required to be paid by it under this Article VIII. The Indenture provides that the Trustee shall use the moneys so paid to it by the Company to redeem the Bonds on the date set for such redemption pursuant to Section 8.5 hereof or to reimburse any Credit Provider for any draw under a Letter of Credit therefor. The Authority shall call Bonds for redemption as required by Article IV of the Indenture or as requested by the Company pursuant to the Indenture or this Agreement.

Section 8.2 Options to Prepay Installments. The Company shall have the option to prepay the Loan Payments payable under Section 4.2(a) hereof by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof and to cause all or any part of the Bonds to be redeemed at the times and at the prices set forth in Section 4.1(B) of the Indenture if the conditions under said Section 4.1(B) are met and at the times and at the prices set forth in Sections 4.1(C) or 4.1(D) of the Indenture, as the case may be.

Section 8.3 Mandatory Prepayment. If a mandatory redemption of the Bonds is required by Section 4.1(A) of the Indenture, the Company shall have and hereby accepts the obligation to prepay the Loan Payments by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof, to be used to redeem all or a part of the Outstanding Bonds.

Section 8.4 Amount of Prepayment. In the case of a redemption of the Outstanding Bonds in full, the amount to be paid shall be a sum sufficient, together with other funds and the yield on any securities deposited with the Trustee in accordance with Section 11.3 of the Indenture and available for such purpose, to pay (1) the principal of all Bonds Outstanding on the redemption date specified in the notice of redemption, plus interest accrued and to accrue to the payment or redemption date of the Bonds, pursuant to the Indenture, (2) all reasonable and necessary fees and expenses (including without limitation reasonable legal fees and expenses) of the Authority, the Trustee and any Paying Agent accrued and to accrue through final payment of the Bonds and (3) all other liabilities of the Company accrued and to accrue under this Agreement. In the case of redemption of the Outstanding Bonds in part, the amount payable shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal amount of and accrued interest on the Bonds to be redeemed, as provided in the Indenture, and to pay expenses of redemption of such Bonds.

Section 8.5 Notice of Optional Prepayment. To exercise an option granted in this Article VIII, the Company shall give written notice at least fifteen (15) calendar days prior to the last day by which the Trustee is permitted to give notice of redemption pursuant to Section 4.3 of the Indenture, to the Authority, the Credit Provider, if any, and the Trustee specifying the amount to be prepaid and the date upon which any prepayment will be made. No such notice shall be required in the case of a prepayment in connection with a mandatory redemption under this Agreement. The Authority and the Trustee, at the written request of the Company or any such Holder, shall forthwith take all steps necessary under the applicable provisions of the Indenture (except that the Authority shall not be required to make payment of any money required for such redemption) to effect optional redemption of all or part of the Bonds then Outstanding, as the case may be, on the earliest practicable date thereafter on which such redemption may be made under applicable provisions of the Indenture. The Authority hereby appoints the Company to give all notices and make all requests to the Trustee with respect to the application of funds paid by the Company as prepayments, including notices of optional redemption of the Bonds in conformity with Article IV of the Indenture.

ARTICLE IX

NON-LIABILITY OF AUTHORITY; RIGHTS AND DUTIES OF AUTHORITY; EXPENSES; INDEMNIFICATION

Section 9.1 Non-liability of Authority. The Authority shall not be obligated to pay the principal or Purchase Price of or interest on the Bonds, except from Revenues and other moneys and assets received by the Trustee pursuant to this Agreement. Neither the faith and credit nor the taxing power of the Commonwealth or any political subdivision thereof, nor the faith and credit of the Authority or any member is pledged to the payment of the principal or Purchase Price or interest on the Bonds. Neither the Authority nor its members, officers, directors, agents or employees or their successors and assigns shall be liable for any costs, expenses, losses, damages, claims or actions, of any conceivable kind on any conceivable theory, under, by reason of or in connection with this Agreement, the Bonds or the Indenture, except only to the extent amounts are received for the payment thereof from the Company under this Agreement. The Company hereby acknowledges that the Authority’s sole source of moneys to repay the Bonds will be provided by payments made by the Company to the Trustee pursuant to this Agreement, together with other Revenues with respect to the Bonds, including amounts received by the Trustee under the Guaranty, or any Letter of Credit and investment income on certain funds and accounts held by the Trustee under the Indenture, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal or Purchase Price and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Company shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal or Purchase Price or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Company, the Authority or any third party, subject to any right of reimbursement from the Trustee, the Authority or any such third party, as the case may be, therefor but solely, in the case of the Authority, from the Revenues.

Section 9.2 Expenses. The Company covenants and agrees to indemnify the Authority and the Trustee against, and to reimburse them promptly for, all reasonable costs and charges, including, without limitation, the Trustee’s compensation provided for in the Indenture and including fees and disbursements of attorneys, accountants, consultants and other experts, incurred in good faith in connection with this Agreement, the Bonds, the Indenture or any other Financing Document.

Section 9.3 Indemnification. The Company hereby releases the Indemnified Parties from, and covenants and agrees that none of the Indemnified Parties shall be liable for, and covenants and agrees, regardless of any agreement to maintain insurance, to the extent permitted by law, to indemnify and hold harmless the Indemnified Parties from and against, any and all losses, claims, damages, liabilities or expenses, of every conceivable kind, character and nature whatsoever (including reasonable legal fees and costs of suit) arising out of, resulting from or in any way connected with: (1) the Project, or the conditions, occupancy, use, possession, conduct or management of, or work done in or about, or from the planning, design, acquisition, installation, construction or equipping of the Project or any part thereof; (2) any accident, injury or damage to any person occurring in or about or as a result of the Project; (3) any breach by the Company of its obligations under this Agreement or any other Company Document; (4) any act or omission of the Company or any of its affiliates, including but not limited to the Subsidiary Guarantors, their respective agents, contractors, servants, employees or licensees; (5) to the extent not covered by the foregoing, (y) the Company’s failure, refusal or inability, for any reason whatsoever, to fully observe or comply with all Environmental Laws and any rules or regulations now or hereafter promulgated thereunder and applicable to it as they relate to or affect the Project, the Facilities or any surrounding areas, or (z) Hazardous Materials now or hereinafter on, in or under, or affecting all or any portion of the Project, the Facilities or any surrounding areas; or (6) the offering, issuance, sale or resale of the Bonds or any certifications, covenants or representations made by the Company in connection therewith and the carrying out of any of the transactions contemplated by the Bonds, the Indenture and this Agreement; (7) the Trustee’s acceptance or administration of the trusts under the Indenture, or the exercise or performance of any of its powers or duties under the Indenture or this Agreement; or (8) any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, in any official statement or other offering circular utilized by the Authority or any underwriter or placement agent in connection with the initial offering and sale of the Bonds or any remarketing of the Bonds, provided that the Company shall have no liability under this clause (8) in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based solely upon any untrue statement or omission contained in information provided by the Authority and pertaining only to the Authority made in any official statement or offering circular with respect to the Bonds under the headings “The Authority” or “Litigation”; provided further that the foregoing release and indemnity in this Section shall not be required for damages that are determined to have been caused by the gross negligence or willful misconduct on the part of the Indemnified Party seeking such release or indemnity. The indemnity required by this Section shall be only to the extent that any loss sustained by the Indemnified Party exceeds the net proceeds the Indemnified Party receives from any insurance carried with respect to the loss sustained. The Company further covenants and agrees, to the extent permitted by law, to pay or to reimburse the Indemnified Parties for any and all costs, reasonable attorneys’ fees and expenses, liabilities or expenses incurred in connection with investigating, defending against or otherwise in connection with any such losses, claims (whether asserted by the Authority, the Company, a Holder, or any other person), damages, liabilities, expenses or actions, except to the extent that the same are determined to have been caused by the gross negligence or willful misconduct of the party claiming such payment or reimbursement or relate to provisions of this indemnity that by their terms the Company shall have no liability therefor. In case any action or proceeding is brought against the Authority by reason of any such claim, the Company will defend the same at its expense upon notice from the Authority, and the Authority will cooperate with the Company, at the expense of the Company, in connection therewith. The provisions of this Section and of Sections 4.2(d), 7.3 and 9.2 hereof shall survive the discharge of the Indenture, the retirement of the Bonds and the resignation or removal of the Trustee.

Section 9.4 Rights and Duties of Authority.

(a) Remedies of the Authority. Notwithstanding any contrary provision in this Agreement, the Indenture or any other Financing Document, the Authority shall have the right to take any action not prohibited by law or make any decision not prohibited by law with respect to proceedings for indemnity against the liability of the Authority and its officers, directors, employees, agents and attorneys and for collection or reimbursement of moneys due to it under this Agreement or the Indenture for its own account. The Authority may enforce its rights under this Agreement and the Indenture which have not been assigned to the Trustee by legal proceedings for the specific performance of any obligation contained herein or therein or for the enforcement of any other legal or equitable remedy, and may recover damages caused by any breach by the Company of its obligations to the Authority under this Agreement or the Indenture, including court costs, reasonable attorney’s fees and other costs and expenses incurred in enforcing such obligations.

(b) Limitations on Actions. Without limiting the generality of Subsection 9.4(c), the Authority shall not be required to monitor the Project or the financial condition of the Company and shall not have any responsibility or other obligation with respect to reports, notices, certificates or other documents filed with it hereunder or under the Indenture.

(c) Responsibility. The Authority and its officers, directors, employees, agents and attorneys shall be entitled to the advice of counsel (who may be counsel for any party) and shall not be liable for any action taken or omitted to be taken in good faith in reliance on such advice. They may rely conclusively on any communication or other document furnished under this Agreement, the Indenture or other Financing Documents and believed in good faith by them to be genuine. No such person shall be liable for any action (i) taken by it in good faith and reasonably believed by it to be within the discretion or powers conferred upon it, or (ii) in good faith omitted to be taken by it because reasonably believed to be beyond the discretion or powers conferred upon it, or (iii) taken by it pursuant to any direction or instruction by which it is governed under this Agreement or the Indenture, or (iv) omitted to be taken by it by reason of the lack of direction or instruction required for such action, nor shall it be responsible for the consequences of any error of judgment reasonably made by it. The Authority shall in no event be liable for the application or misapplication of funds, or for other acts or defaults by any person except its own directors, members, officers and employees. When any consent or other action by the Authority is called for by this Agreement, the Indenture or the other Financing Documents, the Authority may defer such action pending such investigation or inquiry or receipt of such evidence, if any, as it may require in support thereof. It shall not be required to take any remedial action unless reasonable indemnity is provided for any expense or liability to be incurred thereby. It shall be entitled to reimbursement for expenses reasonably incurred or advances reasonably made, with interest at the “prime rate” of the Trustee, as announced from time to time (or, if none, the nearest equivalent), in the exercise of its rights or the performance of its obligations hereunder or under the Indenture, to the extent that it acts without previously obtaining indemnity. No permissive right or power to act shall be construed as a requirement to act; and no delay in the exercise of any such right or power shall affect the subsequent exercise of that right or power. The Authority shall not be required to take notice of any breach or default by the Company under this Agreement except when given written notice thereof by the Trustee. No recourse shall be had by the Company, the Trustee or any Bondholder for any claim based on this Agreement, the Indenture, the Bonds or any agreement securing the same against any director, officer, agent or employee of the Authority alleging personal liability on the part of such person unless such claim is based upon the willful dishonesty of or intentional violation of law by such person. No covenant, stipulation, obligation or agreement of the Authority contained in this Agreement or the Indenture shall be deemed to be a covenant, stipulation, obligation or agreement of any present or future member, officer, employee, agent or attorney of the Authority in his or her individual capacity, and no person executing a Bond shall be liable personally thereon or be subject to any personal liability or accountability by reason of the issuance thereof.

Without limiting the generality of the foregoing, the Company acknowledges that in the event of an examination, inquiry or related action by the Internal Revenue Service with respect to the Bonds or the exclusion of interest thereon from the gross income of the holders thereof for federal income tax purposes, the Authority may be treated as the responsible party, and the Company agrees to respond promptly and thoroughly to the satisfaction of the Authority to such examination, inquiry or related action on behalf of and at the direction of the Authority. The Company further agrees to pay all costs of counsel selected by the Authority to represent the Authority in connection with such examination, inquiry or related action. The Company shall indemnify and hold harmless the Authority against any and all costs, losses, claims, penalties, damages or liability of or resulting from such examination, inquiry or related action by the Internal Revenue Service, including any settlement thereof by the Authority.

Section 9.5 No Pledge of Taxing Power; Limitation of Liability. This Agreement does not pledge the general credit of the Authority or the general credit or the taxing power of the Commonwealth. The Authority has no taxing power. Notwithstanding anything to the contrary herein contained, the Authority’s liability under this Agreement, the Indenture, the Bonds and the other Financing Documents shall be enforceable only out of the receipts and revenues covered by this Agreement and the Indenture, and any other property mortgaged, pledged or assigned as security for the debt secured hereby, and the lien of any judgment against the Authority shall be limited thereto. No recourse shall be had for any claim based on this Agreement, the Bonds, the Indenture or any other Financing Document, including but not limited to the payment of the principal of or interest on the Bonds, against the Authority or any member, officer, agent or employee past, present or future, of the Authority or any successor body, as such, either directly or indirectly through the Authority of any such successor body, under this Agreement or any constitutional provision, statute or rule of law or by the enforcement of any assessment or penalty or by any legal or equitable proceeding or otherwise. It is understood and agreed that the Authority is not liable for the debt or any portion of the debt evidenced by the Bonds or interest thereon, neither is the Authority nor are the members of the Authority, the agents, attorneys or employees of the Authority, or their respective heirs, personal representatives or successors generally or personally liable in connection with any matter, cause or thing pertaining to the Bonds or the issuance thereof, this Agreement or any instruments and documents executed and delivered by the Authority in connection with the Project.

Section 9.6 Covenant Not to Sue. The form of Bond provides that the owners of the Bonds agree not to sue the Authority or any of its board members, officers, employees, agents or attorneys, past, present or future except as provided herein and in the Indenture as a condition of, and in consideration for, the issuance of the Bonds; accordingly, the Company shall not be permitted to sue the Authority, on behalf of the owners of the Bonds. The Company covenants and agrees that absent willful misconduct on the part of the Authority or any of its members, officers, employees, agents or attorneys, past, present or future, the Company shall neither sue the Authority, or any of its members, officers, employees agents or attorneys, past, present or future, for any costs, damages, expenses, suits, judgments, liabilities, claims, losses, demands, actions or non-actions based upon this financing or sustained in connection with or as a result of this financing. Notwithstanding any other provision of this Agreement, the Company shall be entitled to: (i) bring an action of specific performance against the Authority to compel any action required to be taken by the Authority hereunder (including disbursement of proceeds of the Bonds in accordance with this Agreement and the Indenture) or an action to enjoin the Authority from performing any action prohibited by this Agreement, but no such action shall in any way impose pecuniary liability against the Authority or any of its members, officers, agents or employees, past, present and future; and (ii) join the Authority in any litigation if such joinder is necessary to pursue any of the Company’s rights, provided that prior to such joinder, the Company shall post such security as the Authority may require to further protect the Authority from loss.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices, certificates or other communications shall be deemed sufficiently given if mailed by first-class mail, postage prepaid, or by email notification if permitted by the Authority, addressed to the Authority, the Company, or the Trustee, as the case may be, as follows:

To the Authority:

Pennsylvania Economic Development Financing Authority

Commonwealth Keystone Building
400 North Street, 4th Floor
Harrisburg, PA 17120-0225
Attention: Executive Director
Telephone: (717) 783-1109
Facsimile: (717) 787-0879

with a copy to:

Ballard Spahr LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Attention: Randall Towers

Telephone: (215) 864-8522

Facsimile: (215) 864-8999

To the Company:	CONSOL Energy Inc. 1000 Consol Energy Drive, Suite 100 Canonsburg, PA 15317 Attention:Treasurer Telephone: (724) 416-8351 (with a copy to the General Counsel)

To the Trustee:	Wilmington Trust, N.A. 213 Market Street, 2nd Floor Harrisburg, PA 17101 Attention: Corporate Trust Telephone: (717) 255-2155

To the Rating Agency: (if then rating the Bonds)

S&P Global Ratings
55 Water Street, 41st Floor
New York, NY 10041
Attention: Structured Finance Group
Telephone: (212) 438-1263

Moody’s Investors Service, Inc.
7 World Trade Center
250 Greenwich Street
New York, NY 10007
Telephone: (212) 553-4136

A duplicate copy of each notice, certificate or other communication given hereunder by either the Authority or the Company to the other shall also be given to the Trustee and any Credit Provider, if applicable. Notices to the Trustee are effective only when actually received by the Trustee. The Authority, the Company, the Trustee and any Credit Provider, if applicable, may, by notice given hereunder, designate any different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 10.2 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.

Section 10.3 Execution of Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be an original or electronic signature and all of which shall constitute but one and the same instrument. An electronic signature of a party to this Agreement shall be as valid as an original signature of such party and shall be effective to bind such party to this Agreement. For purposes hereof: (i) “electronic signature” means a manually signed original signature that is then transmitted by electronic means; and (ii) “transmitted by electronic means” means sent in the form of a facsimile or sent via the internet as a portable document format (“pdf’) or other replicating image attached to an electronic mail or internet message.

Section 10.4 Amendments, Changes and Modifications. Except as otherwise provided in this Agreement or the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated except by the written agreement of the Authority and the Company and with the written consent of the Credit Provider, if applicable, and of the Trustee, if required, in accordance with Section 10.5 of the Indenture.

Section 10.5 Governing Law. This Agreement shall be construed in accordance with and governed by the Constitution and laws of the Commonwealth applicable to contracts made and performed in the Commonwealth.

Section 10.6 Authorized Representative. Whenever under the provisions of this Agreement the approval of the Company is required or the Company is required to take some action at the request of the Authority, such approval or such request shall be given on behalf of the Company by its Authorized Representative, and the Authority and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken. Notwithstanding anything to the contrary contained herein or in the Indenture, any modifications or amendments to this Agreement that require the consent of Holders of Bonds shall be deemed to mean only those Holders of Bonds of one or more subseries that are affected by such amendment or modification.

Section 10.7 Term of the Agreement. This Agreement shall be in full force and effect from the date hereof and shall continue in effect as long as any of the Bonds are Outstanding or the Trustee holds any moneys under the Indenture, whichever is later.

Section 10.8 Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Authority, the Company and their respective successors and assigns; including, without limitation, any parties who may succeed to the rights and obligations of the Company pursuant to and in accordance with Sections 5.2 and 5.9 hereof.

Section 10.9 Complete Agreement. The parties agree that the terms and conditions of this Agreement supersede those of all previous agreements between the parties, and that this Agreement, together with the documents referred to in this Agreement, contains the entire agreement between the parties hereto. The Trustee shall be deemed to be a third party beneficiary of this Agreement.

Section 10.10 Business Days. If any payment is to be made hereunder or any action is to be taken hereunder on any date that is not a Business Day, such payment or action otherwise required to be made or taken on such date shall be made or taken on the immediately succeeding Business Day with the same force and effect as if made or taken on such scheduled date.

Section 10.11 Waiver of Personal Liability. No director, member, officer, agent or employee of the Authority or any director, officer, agent or employee of the Company or the Subsidiary Guarantors or any subsidiary thereof shall be individually or personally liable for the payment of any principal of and interest on the Bonds or any other sum hereunder or be subject to any personal liability or accountability by reason of the execution and delivery of this Agreement, but nothing herein contained shall relieve any such member, director, officer, agent or employee from the performance of any official duty provided by law or by this Agreement; provided, however, that no covenant, agreement or obligation contained herein shall be deemed to be a covenant, agreement or obligation of any past, present or future director, member, officer, employee or agent of the Authority in his individual capacity so long as he acts in good faith, and no such director, member, officer, employee or agent shall be subject to any liability under this Agreement or with respect to any other action taken by him provided that he does not act in bad faith.

Section 10.12 Waivers. The Company hereby (i) irrevocably and unconditionally waives, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement or the Project and for any counterclaim therein and (ii) irrevocably waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages.

Section 10.13 Trustee. In connection with this Agreement, the Trustee shall be entitled to all rights, protections, payments of fees and costs, and indemnities as are set forth in the Indenture and this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the PENNSYLVANIA ECONOMIC DEVELOPMENT FINANCING AUTHORITY has caused this Agreement to be executed in its name by a duly authorized officer and CONSOL ENERGY INC. has caused this Agreement to be executed in its name by a duly authorized officer, all as of the date first above written.

PENNSYLVANIA ECONOMIC DEVELOPMENT FINANCING AUTHORITY

By:	/s/ Stephen M. Drizos
Stephen M. Drizos
Executive Director

CONSOL ENERGY INC.

By:	/s/ Miteshkumar B. Thakkar
Name: Miteshkumar B. Thakkar
Title: Chief Financial Officer

EXHIBIT A

DESCRIPTION OF PROJECT

Borrower:	CONSOL Energy Inc.

Bond Amount:	Not to exceed $75,000,000

Bond Issue Type:	Tax Exempt Solid Waste Disposal Revenue Bonds

Local Sponsor:	Greene County Industrial Development Authority

Project:

All or a portion of the cost of the (i) acquisition, construction, improving, installation, and/or equipping of a certain solid waste disposal facilities, including but not limited to refuse preparation, handling, collection, conveyance and processing systems, impoundment areas and such other assets, equipment and improvements related thereto, located at the Bailey Preparation Plant 332 Enon Church Road, West Finley, Pennsylvania, 15377 (the “Facilities”); and (ii) paying all or a portion of the costs of issuing the Bonds.

Term:	Not to exceed 30 years

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EXHIBIT B

DEFINITIONS RELATING TO “CHANGE OF CONTROL”

As used in the defined term “Change of Control” and in Section 5.14 of this Agreement, the following terms shall have the following meanings:

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have corresponding meanings. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Capital Stock” of any Person means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Equity Interests” of any Person means (1) any and all Capital Stock of such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such Capital Stock of such Person, but excluding from all of the foregoing any debt securities exercisable for, exchangeable for or convertible into Equity Interests, regardless of whether such debt securities include any right of participation with Equity Interests.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

B-1

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

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EXHIBIT C

EXCEPTIONS TO COMPANY REPRESENTATIONS AND WARRANTIES

[None.]

C-1

EXHIBIT D

NONDISCRIMINATION/SEXUAL HARASSMENT CLAUSE

The Contractor agrees:

1. In the hiring of any employee(s) for the manufacture of supplies, performance of work, or any other activity required under the contract or any subcontract, the Contractor, each subcontractor, or any person acting on behalf of the Contractor or subcontractor shall not discriminate by reason of race, gender, creed, color, sexual orientation, gender identity or expression, or in violation of the Pennsylvania Human Relations Act (PHRA) and applicable federal laws, against any citizen of this Commonwealth who is qualified and available to perform the work to which the employment relates.

2. Neither the Contractor nor any subcontractor nor any person on their behalf shall in any manner discriminate by reason of race, gender, creed, color, sexual orientation, gender identity or expression, or in violation of the PHRA and applicable federal laws, against or intimidate any employee involved in the manufacture of supplies, the performance of work, or any other activity required under the contract.

3. Neither the Contractor nor any subcontractor nor any person on their behalf shall in any manner discriminate by reason of race, gender, creed, color, sexual orientation, gender identity or expression, or in violation of the PHRA and applicable federal laws, in the provision of services under the contract.

4. Neither the Contractor nor any subcontractor nor any person on their behalf shall in any manner discriminate against employees by reason of participation in or decision to refrain from participating in labor activities protected under the Public Employee Relations Act, Pennsylvania Labor Relations Act or National Labor Relations Act, as applicable and to the extent determined by entities charged with such Acts’ enforcement, and shall comply with any provision of law establishing organizations as employees’ exclusive representatives.

5. The Contractor and each subcontractor shall establish and maintain a written nondiscrimination and sexual harassment policy and shall inform their employees in writing of the policy. The policy must contain a provision that sexual harassment will not be tolerated and employees who practice it will be disciplined. Posting this Nondiscrimination/Sexual Harassment Clause conspicuously in easily-accessible and well-lighted places customarily frequented by employees and at or near where the contracted services are performed shall satisfy this requirement for employees with an established work site.

6. The Contractor and each subcontractor shall not discriminate by reason of race, gender, creed, color, sexual orientation, gender identity or expression, or in violation of PHRA and applicable federal laws, against any subcontractor or supplier who is qualified to perform the work to which the contract relates.

7. The Contractor and each subcontractor represents that it is presently in compliance with and will maintain compliance with all applicable federal, state, and local laws, regulations and policies relating to nondiscrimination and sexual harassment. The Contractor and each subcontractor

D-1

further represents that it has filed a Standard Form 100 Employer Information Report (“EEO-1”) with the U.S. Equal Employment Opportunity Commission (“EEOC”) and shall file an annual EEO-1 report with the EEOC as required for employers’ subject to Title VII of the Civil Rights Act of 1964, as amended, that have 100 or more employees and employers that have federal government contracts or first-tier subcontracts and have 50 or more employees. The Contractor and each subcontractor shall, upon request and within the time periods requested by the Commonwealth, furnish all necessary employment documents and records, including EEO-1 reports, and permit access to their books, records, and accounts by the contracting agency and the Bureau of Diversity, Inclusion and Small Business Opportunities for purpose of ascertaining compliance with provisions of this Nondiscrimination/Sexual Harassment Clause.

8. The Contractor shall include the provisions of this Nondiscrimination/Sexual Harassment Clause in every subcontract so that those provisions applicable to subcontractors will be binding upon each subcontractor.

9. The Contractor’s and each subcontractor’s obligations pursuant to these provisions are ongoing from and after the effective date of the contract through the termination date thereof. Accordingly, the Contractor and each subcontractor shall have an obligation to inform the Commonwealth if, at any time during the term of the contract, it becomes aware of any actions or occurrences that would result in violation of these provisions.

10. The Commonwealth may cancel or terminate the contract and all money due or to become due under the contract may be forfeited for a violation of the terms and conditions of this Nondiscrimination/Sexual Harassment Clause. In addition, the agency may proceed with debarment or suspension and may place the Contractor in the Contractor Responsibility File.

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EXHIBIT E

RIGHT-TO-KNOW LAW

a.

The Pennsylvania Right-to-Know Law, 65 P.S. §§ 67.101-3104, (“RTKL”) applies to this Contract. For the purpose of these provisions, the term “the Commonwealth” shall refer to the contracting Commonwealth agency.

b.

If the Commonwealth needs the Contractor’s assistance in any matter arising out of the RTKL related to this Contract, it shall notify the Contractor using the legal contact information provided in this Contract. The Contractor, at any time, may designate a different contact for such purpose upon reasonable prior notice to the Commonwealth.

c.

Upon written notification from the Commonwealth that it requires the Contractor’s assistance in responding to a request under the RTKL for information related to this Contract that may be in the Contractor’s possession, constituting, or alleged to constitute, a public record in accordance with the RTKL (“Requested Information”), the Contractor shall:

1. Provide the Commonwealth, within ten (10) calendar days after receipt of written notification, access to, and copies of, any document or information in the Contractor’s possession arising out of this Contract that the Commonwealth reasonably believes is Requested Information and may be a public record under the RTKL; and

2. Provide such other assistance as the Commonwealth may reasonably request, in order to comply with the RTKL with respect to this Contract.

d.

If the Contractor considers the Requested Information to include a request for a Trade Secret or Confidential Proprietary Information, as those terms are defined by the RTKL, or other information that the Contractor considers exempt from production under the RTKL, the Contractor must notify the Commonwealth and provide, within seven (7) calendar days of receiving the written notification, a written statement signed by a representative of the Contractor explaining why the requested material is exempt from public disclosure under the RTKL.

e.

The Commonwealth will rely upon the written statement from the Contractor in denying a RTKL request for the Requested Information unless the Commonwealth determines that the Requested Information is clearly not protected from disclosure under the RTKL. Should the Commonwealth determine that the Requested Information is clearly not exempt from disclosure, the Contractor shall provide the Requested Information within five (5) business days of receipt of written notification of the Commonwealth’s determination.

f.

If the Contractor fails to provide the Requested Information within the time period required by these provisions, the Contractor shall indemnify and hold the Commonwealth harmless for any damages, penalties, costs, detriment or harm that the Commonwealth may incur as a result of the Contractor’s failure, including any statutory damages assessed against the Commonwealth.

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g.

The Commonwealth will reimburse the Contractor for any costs associated with complying with these provisions only to the extent allowed under the fee schedule established by the Office of Open Records or as otherwise provided by the RTKL if the fee schedule is inapplicable.

h.

The Contractor may file a legal challenge to any Commonwealth decision to release a record to the public with the Office of Open Records, or in the Pennsylvania Courts, however, the Contractor shall indemnify the Commonwealth for any legal expenses incurred by the Commonwealth as a result of such a challenge and shall hold the Commonwealth harmless for any damages, penalties, costs, detriment or harm that the Commonwealth may incur as a result of the Contractor’s failure, including any statutory damages assessed against the Commonwealth, regardless of the outcome of such legal challenge. As between the parties, the Contractor agrees to waive all rights or remedies that may be available to it as a result of the Commonwealth’s disclosure of Requested Information pursuant to the RTKL.

The Contractor’s duties relating to the RTKL are continuing duties that survive the expiration of this Contract and shall continue as long as the Contractor has Requested Information in its possession.

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